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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188058

CARDIONET, INC.
227 Washington Street, #210
Conshohocken, Pennsylvania 19428

PROXY STATEMENT/PROSPECTUS

Dear Stockholder:

         You are cordially invited to attend the 2013 Annual Meeting of Stockholders of CardioNet, Inc., a Delaware corporation ("CardioNet"). The meeting will be held on July 25, 2013 at 8:30 a.m., Eastern Time, at the Philadelphia Marriott West located at 111 Crawford Avenue, West Conshohocken, Pennsylvania, 19428 for the following purposes:

           1.      To approve a proposal to reorganize our company into a holding company pursuant to which our present company will become a subsidiary of a new Delaware corporation named BioTelemetry, Inc., which we refer to in this proxy statement/prospectus as "BioTelemetry," and you will become a shareholder of this new Delaware holding company. We refer to this proposal in the proxy statement/prospectus as the "Holding Company Proposal."

           2.      To elect three (3) Class III directors to hold office until the 2016 Annual Meeting of Stockholders or until their successor is elected.

           3.      To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

           4.      To conduct any other business properly brought before the meeting.

         Upon completion of the reorganization, BioTelemetry will, in effect, replace our present company as the publicly held corporation and expects to continue to trade under the ticker symbol "BEAT." BioTelemetry and its subsidiaries expect to conduct all operations as they are currently conducted. We believe implementing the holding company structure will provide us with strategic, operational and financing flexibility.

         In the reorganization, your existing shares of CardioNet common stock will be converted automatically into shares of BioTelemetry Common Stock. You will own the same number of shares of BioTelemetry Common Stock as you now own of CardioNet common stock, and your shares will represent the same ownership percentage of BioTelemetry as you have of CardioNet. The proposed reorganization has been structured to be a tax-free transaction under U.S. federal income tax laws. Your rights as a stockholder of BioTelemetry will be substantially the same as your rights as a shareholder of CardioNet, including rights as to voting and dividends.

         We expect the shares of BioTelemetry Common Stock to continue to trade under the ticker symbol "BEAT" on the NASDAQ Stock Market. On May 31, 2013, the closing price per CardioNet share was $2.79.

         Because adoption of the Holding Company Proposal requires the affirmative vote of a majority of the shares present, either in person or by proxy, and entitled to vote on the proposal, your vote is important, no matter how many or how few shares you may own. Whether or not you plan to attend our annual meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the postage-paid envelope provided. Any stockholder attending our annual meeting may vote in person even if a proxy has been returned.

         We hope that you will be able to attend our meeting, and we look forward to seeing you. For additional information about CardioNet, please see the enclosed Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the annual meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 12 before voting on the Holding Company Proposal.

By Order of the Board of Directors

Peter Ferola
Secretary

         Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING TO BE HELD ON JULY 25, 2013: The proxy statement/prospectus and 2012 annual report on
Form 10-K are available at http://www.cardionet.com in the "Investors" section.

CARDIONET, INC.

227 Washington Street, #210
Conshohocken, Pennsylvania 19428

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., Eastern Time, July 25, 2013
PLACE	Philadelphia Marriott West
111 Crawford Avenue
West Conshohocken, Pennsylvania, 19428
ITEMS OF BUSINESS	1.
To consider and vote upon a proposal, which we refer to as the "Holding Company Proposal," approving the Agreement and Plan of Reorganization, dated as of April 22, 2013, by and among CardioNet, BioTelemetry and Merger Sub, which agreement is included in the accompanying proxy statement/prospectus as Annex I;
	2.	To elect three (3) Class III directors to hold office until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;
	3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
	4.	To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a stockholder of record on May 28, 2013.
ANNUAL REPORT	Our 2012 Annual Report on Form 10-K is available at http://www.cardionet.com in the "Investors" section.
PROXY VOTING
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy and are a record holder of your shares, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By order of the Board of Directors,
Peter Ferola
Secretary

 ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about CardioNet from our Annual Report on Form 10-K for the year ended December 31, 2012 and from other documents that are not included in or being delivered with this proxy statement/prospectus. The incorporated information that is not included in or being delivered with this proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the "Investors" page of our website at http://investors.cardionet.com or by requesting it in writing or by telephone from us at the following address or telephone number:

  CardioNet, Inc.
  227 Washington Street #210
  Conshohocken, PA 19428
  Telephone: (800) 908-7103
  Attn: Investor Relations

        If you would like to request any documents, please do so by July 16, 2013 in order to receive them before the annual meeting. See "Where You Can Find More Information" on page 66.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the annual meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

This proxy statement/prospectus is dated June 7, 2013. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of the CardioNet common stock in the reorganization implies that information is accurate as of any other date.

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CARDIONET, INC.
227 Washington Street, #210
Conshohocken, Pennsylvania 19428

PROXY STATEMENT
SOLICITATION OF PROXIES
FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 25, 2013

SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

        In this proxy statement/prospectus, the terms "we," "us" and "our" refer to CardioNet, Inc., the current Delaware corporation, and its consolidated subsidiaries, prior to the completion of the proposed reorganization, and to BioTelemetry, Inc., the new Delaware corporation, and its consolidated subsidiaries, upon completion of the proposed reorganization, when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "BioTelemetry" to refer to BioTelemetry, Inc. and "CardioNet" to refer to CardioNet, Inc.

        The enclosed proxy is solicited by the board of directors (the "Board" or "Board of Directors") of CardioNet for use at our annual meeting of stockholders to be held on July 25, 2013, at 8:30 a.m., Eastern Time, at the Philadelphia Marriott West located at 111 Crawford Avenue, West Conshohocken, Pennsylvania, 19428 (the "annual meeting"), and any and all adjournments or postponements thereof. This proxy statement/prospectus and form of proxy, along with our Annual Report on Form 10-K for the year ended December 31, 2012, are being mailed to our stockholders on or about June 12, 2013. You are receiving a proxy statement/prospectus and proxy card from us because our records indicate that you owned shares of our common stock on May 28, 2013, the record date for the meeting (the "Record Date").

        Our Board of Directors is soliciting your proxy to be used at the annual meeting. When you sign the proxy card, you appoint Joseph H. Capper and Peter Ferola as your representatives at the annual meeting. One or both of these individuals, or a substitute if necessary, will vote your shares at the annual meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote FOR each of the three nominees for director (Proposal Two) and, subject to applicable rules and regulations, FOR Proposals One and Three and with respect to any other matter that may be presented at the annual meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we recommend that you complete, sign and return your proxy card in advance of the annual meeting as your plans may change.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 25, 2013

        Copies of this proxy statement/prospectus, the form of the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2012 are also available online at http://www.cardionet.com in the "Investors" section.

 QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why am I receiving these materials?

        We have sent you this proxy statement/prospectus and the enclosed proxy card because the Board of Directors of CardioNet is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail this proxy statement/prospectus and accompanying proxy card on or about June 12, 2013 to all stockholders of record entitled to vote at the annual meeting.

What matters am I being asked to vote upon?

        The following matters will be voted on at the Annual Meeting:

  •
  To approve the "Holding Company Proposal," approving the Agreement and Plan of Reorganization, dated as of April 22, 2013, by and among CardioNet, BioTelemetry and Merger Sub, a copy of which is included as Annex I to this proxy statement/prospectus;

  •
  To elect three (3) Class III directors to hold office until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;

  •
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

  •
  Any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

Why is the proxy statement so much longer than usual?

        In addition to asking you to vote upon the annual election of directors and the annual ratification of the selection of our independent public accountants, this year we are asking you to approve the Holding Company Proposal pursuant to which our present company will become a subsidiary of a new Delaware corporation named BioTelemetry, Inc. and you will become a shareholder of this new Delaware holding company. Under the US federal securities rules, we can only exchange your current shares of CardioNet common stock ("CardioNet Common Stock") for shares of BioTelemetry Common Stock ("BioTelemetry Common Stock") if we (i) register with the Securities and Exchange Commission (the "SEC") the issuance of the BioTelemetry Common Stock and (ii) offer you the new shares to you by way of a prospectus that provides you a summary of the terms of the Holding Company Proposal, the terms of the plan of reorganization pursuant to which we will affect the reorganization and a description of your rights as a shareholder of BioTelemetry Common Stock. Consequently, this year our proxy statement is a referred to as a "proxy statement/prospectus" and forms a part of a Registration Statement on Form S-4 that we have filed with the SEC.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on May 28, 2013, our "Record Date," will be entitled to vote at the annual meeting. On this record date, there were 25,455,135 shares of CardioNet Common Stock outstanding and entitled to vote.

 Stockholder of Record: Shares Registered in Your Name

        If your shares were registered directly in your name with CardioNet's transfer agent, American Stock Transfer & Trust Company on the Record Date, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization on the Record Date, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from CardioNet. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of CardioNet Common Stock you own as of May 28, 2013.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the Holding Company Proposal (Proposal No. 1), "For" the election of the nominees listed in Proposal No. 2 for director (Proposal No. 2), and "For" the ratification of the selection of Ernst & Young LLP, as the Company's independent public accounting firm for the year ending

December 31, 2013 (Proposal No. 3). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        CardioNet will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the internet?

        This proxy statement/prospectus and our 2012 annual report to stockholders are available at http://www.cardionet.com in the "Investors" section.

Can I change my vote after submitting my proxy?

        Yes.    You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to CardioNet's Secretary at 227 Washington Street #210, Conshohocken, Pennsylvania 19428.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement and why is it necessary?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 25,455,135 shares outstanding and entitled to vote. Thus, the holders of 12,727,567 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy or the chairman of the meeting may adjourn the meeting to another date.

 What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the NASDAQ Stock Market ("NASDAQ") rules and interpretations, "non-routine" matters include the election of directors and generally those matters involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

        The table below sets forth the number of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal; and the impact of abstentions.

Proposal	How Many Votes are Needed for Proposal to Pass?
1. Holding Company Proposal	Majority of the shares present, either in person or by proxy, and entitled to vote on the proposal.
2. Election of Directors	Plurality, meaning that the nominee receiving the most "For" votes of the shares present, either in person or by proxy, and entitled to vote on the proposal will be elected.
3. Ratification of Ernst & Young LLP	Majority of the shares present, either in person or by proxy, and entitled to vote on the proposal.

How will broker non-votes and abstentions affect the proposals?

        For each proposal that you will be asked to vote upon, the table below describes (i) whether brokers will vote your shares absent instructions from you and (ii) the impact of broker non-votes and abstentions on such proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Votes	Impact of Abstentions
1. Holding Company Proposal	No	None	Against
2. Election of Directors	No	None	None
3. Ratification of Ernst & Young LLP	Yes	N/A	Against

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be reported by the Company on Form 8-K within four business days after the annual meeting.

QUESTIONS AND ANSWERS
ABOUT THE HOLDING COMPANY REORGANIZATION

What is the Holding Company Proposal?

        We are asking you to approve an agreement and plan of reorganization (the "Reorganization Agreement") that would result in our reorganization merging with a wholly owned subsidiary of a Delaware holding company. Under the Reorganization Agreement, BioTelemetry Merger Sub, Inc., a Delaware corporation, will merge with and into CardioNet, Inc., a Delaware corporation, with CardioNet surviving the merger as a wholly owned subsidiary of BioTelemetry, Inc., a Delaware corporation.

        Upon completion of the reorganization, BioTelemetry will, in effect, replace our present company as the publicly held corporation. BioTelemetry and its subsidiaries will conduct all of the operations we currently conduct. As a result of the reorganization, the current stockholders of CardioNet will become stockholders of BioTelemetry with the same number and percentage of shares of BioTelemetry as they hold of CardioNet prior to the reorganization. The Reorganization Agreement, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

 Why are you forming a holding company?

        We are forming a holding company to:

  •
  align our operational activities with our legal structure to realize efficiencies;

  •
  simplify internal management of our operations; and

  •
  provide us with enhanced strategic and business flexibility, in particular for acquiring or forming other businesses, if and when appropriate and feasible.

        To review the reasons for our reorganization in greater detail, see "Proposal One: The Holding Company Proposal—Reasons for the Reorganization; Recommendation of our Board," beginning on page 14.

What will happen to my stock?

        In the reorganization, your shares of CardioNet Common stock will automatically be converted into the same number of shares of BioTelemetry Common Stock. As a result, you will become a stockholder of BioTelemetry and will own the same number and percentage of shares of BioTelemetry Common Stock that you now own of CardioNet Common Stock. We expect that BioTelemetry Common Stock will continue to be listed on the NASDAQ Global Market under the symbol "BEAT."

How will being a stockholder of BioTelemetry be different from being a CardioNet stockholder?

        After the reorganization, you will own the same number and percentage of shares of BioTelemetry Common Stock that you owned of CardioNet Common Stock immediately prior to the reorganization. You will own shares of a Delaware holding company that owns our operating businesses. Your rights as a stockholder of BioTelemetry will be substantially the same as your rights as a stockholder of CardioNet, including rights as to voting and dividends. For more information, see "Proposal One: The Holding Company Proposal—Comparative Rights of Holders of BioTelemetry Capital Stock and CardioNet Capital Stock; Provisions under the DGCL and Organizational Documents," "—Description of BioTelemetry Capital Stock" and "—Description of CardioNet Capital Stock."

 Will the management or the business of the company change as a result of the reorganization?

        No. The management and business of our company will remain the same after the reorganization.

What will be the name of the public company following the reorganization?

        The name of the public company following the reorganization will be "BioTelemetry, Inc."

Will the company's CUSIP number change as a result of the reorganization?

        Yes. Following the reorganization the company's CUSIP number will be 090672 106.

Will I have to turn in my stock certificates?

        No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your CardioNet Common Stock certificates will represent the same number of shares of BioTelemetry Common Stock.

Will the reorganization affect my U.S. federal income taxes?

        The proposed reorganization has been structured to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of BioTelemetry Common Stock in exchange for your shares of CardioNet Common Stock in the reorganization; however, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any state, local or foreign tax consequences of the reorganization. For further information, see "Proposal One: The Holding Company Proposal—Material U.S. Federal Income Tax Consequences."

How will the reorganization be treated for accounting purposes?

        For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the consolidated financial position and results of operations of CardioNet will be included in the consolidated financial statements of BioTelemetry on the same basis as currently presented.

What vote is required to approve the Holding Company Proposal?

        The required vote is the affirmative vote of a majority of the shares present, either in person or by proxy, and entitled to vote on the proposal.

What percentage of the outstanding shares do directors and executive officers hold?

        On May 28, 2013, directors, executive officers and their affiliates beneficially owned approximately 7.7% of our outstanding shares of CardioNet Common Stock. To that extent, their interest in the reorganization is the same as the interest in the reorganization of our stockholders generally.

If the stockholders approve the reorganization, when will it occur?

        If our stockholders approve the reorganization and all other conditions to completion of the reorganization are satisfied or waived, the reorganization will become effective on the date we file a Certificate of Merger with the Secretary of State of the State of Delaware or a later date that we specify therein. We expect that we will specify in the Certificate of Merger that the reorganization will be effective shortly after obtaining approval from our stockholders.

 Do I have appraisal (or dissenters') rights?

        No. Holders of CardioNet Common Stock do not have appraisal rights under Delaware law as a result of the reorganization even if the reorganization is approved by our stockholders, because CardioNet Common Stock is listed on the NASDAQ Global Market and BioTelemetry Common Stock will be listed on the NASDAQ Global Market following the reorganization.

Whom do I contact if I have questions about the Holding Company Proposal?

        You may contact us at:

  CardioNet, Inc.
  227 Washington Street #210
  Conshohocken, PA 19428
  Telephone: (800) 908-7103
  Attn: Peter Ferola

SUMMARY OF THE HOLDING COMPANY PROPOSAL

        This section highlights key aspects of the Holding Company Proposal, including the Reorganization Agreement, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the Holding Company Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in "Where You Can Find More Information."

 The Principal Parties

CardioNet, Inc.
227 Washington Street #210
Conshohocken, Pennsylvania 19428
Telephone: (610) 729-7000

        CardioNet, Inc., a Delaware corporation (the "Company," "CardioNet," "we" or "us"), provides cardiac monitoring services, cardiac monitoring device manufacturing, and centralized cardiac core laboratory services. Since the Company became focused on cardiac monitoring in 1999, the Company has developed a proprietary integrated patient management platform that incorporates a wireless data transmission network, Food and Drug Administration ("FDA") cleared algorithms and medical devices, and 24-hour monitoring service centers.

        The Company operates under three segments: patient services, product and research services. Prior to 2012, the Company operated under two segments: patient services and product. The patient services business segment's principal focus is on the diagnosis and monitoring of cardiac arrhythmias or heart rhythm disorders, through its Mobile Cardiac Outpatient Telemetry™ ("MCOT™"), event and Holter services. The product business segment focuses on the development, manufacturing, testing and marketing of medical devices to healthcare companies, clinics and hospitals. The Company's research services business segment focuses on providing cardiac safety monitoring services for drug and medical devices trials in a research environment.

        In connection with the reorganization, Merger Sub (as defined below) will merge with and into CardioNet, with CardioNet surviving the merger as a wholly owned subsidiary of BioTelemetry (as defined below). After the reorganization, CardioNet will continue to engage in its current business, and all of CardioNet's contractual, employment and other business relationships will generally continue unaffected by the reorganization, except that following the reorganization, CardioNet intends to distribute the equity interests of its subsidiaries Braemar Manufacturing, LLC, a Delaware limited liability company ("Braemar"), and CardioCORE Lab, LLC, a Delaware limited liability company ("CardioCORE"), to BioTelemetry and its executive management team and certain corporate-level employees will become employees of BioTelemetry.

        The Company's headquarters are located at 227 Washington Street #210, Conshohocken, Pennsylvania 19428, and the telephone number at this location is (610) 729-7000. Information about us is available on our website at www.cardionet.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this proxy statement/prospectus.

BioTelemetry, Inc.
227 Washington Street #210
Conshohocken, Pennsylvania 19428
Telephone: (610) 729-7000

        BioTelemetry, Inc., a Delaware corporation ("BioTelemetry"), was formed as a wholly owned subsidiary of CardioNet in order to effectuate the reorganization. Prior to the reorganization, BioTelemetry will have no assets or operations other than those incident to its formation.

BioTelemetry Merger Sub, Inc.
227 Washington Street #210
Conshohocken, Pennsylvania 19428
Telephone: (610) 729-7000

        BioTelemetry Merger Sub, Inc., a Delaware corporation ("Merger Sub"), was formed as a wholly owned subsidiary of BioTelemetry in order to effectuate the reorganization. Prior to the reorganization, Merger Sub will have no assets or operations other than those incident to its formation.

What You Will Receive in the Reorganization (Page 16)

        In the reorganization, each outstanding share of CardioNet Common Stock will be converted automatically into one share of BioTelemetry Common Stock. In addition, each outstanding option to purchase shares of CardioNet Common Stock, if not exercised before the completion of the reorganization, will become an option to acquire, at the same exercise price, an identical number of shares of BioTelemetry Common Stock. Each outstanding restricted stock unit for shares of CardioNet Common Stock will become a restricted stock unit for an identical number of shares of BioTelemetry Common Stock. Finally, participants in the CardioNet Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") will be entitled to receive shares of BioTelemetry Common Stock in accordance with the terms of the Employee Stock Purchase Plan, and shares of CardioNet Common Stock currently held in the Employee Stock Purchase Plan will be converted into shares of BioTelemetry Common Stock.

        On the Record Date, there were outstanding 25,455,135 shares of CardioNet Common Stock and 927,962 unvested restricted stock units, as well as options to acquire an aggregate of 3,291,817 shares of CardioNet Common Stock.

        Conditions to Completion of the Reorganization (Page 17) The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

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  absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of BioTelemetry Common Stock to be issued in the reorganization;

  •
  approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of the shares present, either in person or by proxy, and entitled to vote on the proposal;

  •
  receipt of approval for listing on the NASDAQ Global Market of shares of BioTelemetry Common Stock to be issued in the reorganization; and

  •
  absence of any order or proceeding that would prohibit or make illegal completion of the reorganization.

Termination of the Reorganization Agreement

        We may terminate the Reorganization Agreement, even after adoption by our shareholders, if our Board determines to do so for any reason.

        Board of Directors and Executive Officers of BioTelemetry Following the Reorganization (Page 20) The board of directors of BioTelemetry (the "BioTelemetry Board") presently consists of the same persons comprising the CardioNet Board and it is expected that the BioTelemetry Board will remain the same following the reorganization. BioTelemetry expects that its executive officers following the reorganization will be the same as those of CardioNet immediately prior to the reorganization.

        Material U.S. Federal Income Tax Consequences (Page 18) The proposed reorganization has been structured to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of BioTelemetry Common Stock in exchange for your shares of CardioNet Common Stock in the reorganization; however, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any state, local or foreign tax consequences of the reorganization.

Markets and Market Prices

        BioTelemetry Common Stock is not currently traded on any stock exchange. CardioNet Common Stock is traded under the ticker symbol "BEAT" on the NASDAQ Global Market, and we expect BioTelemetry Common Stock to trade on the NASDAQ Global Market under the ticker symbol "BEAT" following the reorganization. On May 31, 2013 the closing price per CardioNet share was $2.79.

        Appraisal Rights (Page 19) Under Delaware law, CardioNet's shareholders do not have appraisal rights with respect to the reorganization.

Certain Financial Information

        We have not included pro forma financial comparative per share information concerning CardioNet that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of BioTelemetry will be the same as CardioNet's consolidated financial statements immediately prior to the reorganization, and the reorganization will result in the conversion of each share of CardioNet Common Stock into one share of BioTelemetry Common Stock. In addition, we have not provided financial statements of BioTelemetry because, prior to the reorganization, it will have no assets, liabilities or operations other than incident to its formation. We have incorporated by reference our Annual Report on Form 10-K for the year ended December 31, 2012.

RISK FACTORS

        In considering whether to vote in favor of the Holding Company Proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2012 and the risk factors described in the other documents incorporated by reference. In addition, you should pay particular attention to the risks described below.

Our Board may choose to defer or abandon the reorganization.

        Completion of the reorganization may be deferred or abandoned, at any time, by action of our Board, whether before or after the annual meeting. While we currently expect the reorganization to take place shortly after approval of the Holding Company Proposal by our stockholders, the Board may defer completion or may abandon the reorganization because of any determination by our Board that the reorganization would not be in the best interests of CardioNet or its shareholders or that the reorganization would have material adverse consequences to CardioNet or its shareholders.

We may not obtain the expected benefits of our reorganization into a holding company structure.

        We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we may incur the costs of creating the holding company structure without realizing the possible benefits.

As a holding company, BioTelemetry will depend in large part on dividends from its operating subsidiaries to satisfy its obligations.

        After the completion of the reorganization, BioTelemetry will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of its subsidiaries. As a result, it will rely on funds from its current subsidiaries and any subsidiaries that it may form in the future to meet its obligations.

The market for BioTelemetry shares may differ from the market for CardioNet shares.

        Although it is anticipated that the BioTelemetry common shares will be authorized for listing on the NASDAQ Global Market, the market prices, trading volume and volatility of the BioTelemetry shares could be different from those of the CardioNet shares.

The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.

        The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys' fees, accountants' fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for BioTelemetry and each of its subsidiaries. The reorganization may also result in certain state sales taxes and other transfer taxes, as well as state income taxes.

 SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

        This proxy statement/prospectus and the documents incorporated by reference in this registration statement include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects," "anticipates," "believes," "intends," "plans," "may," "estimates," "predicts," "potential," "should," "will," "would," "will be," "will continue," "will likely result" or the negative of these terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

        You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under "Risk Factors," and those identified in our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated herein by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur.

 PROPOSAL ONE:
THE HOLDING COMPANY PROPOSAL

        This section of the proxy statement/prospectus describes the Holding Company Proposal. Although we believe that the description in this section covers the material terms of the Holding Company Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the Reorganization Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Reorganization Agreement for a more complete understanding of the Holding Company Proposal. Your approval of the Holding Company Proposal will constitute your approval and adoption of the Reorganization Agreement, the reorganization, the certificate of incorporation of BioTelemetry and the bylaws of BioTelemetry.

 Reasons for the Reorganization; Recommendation of our Board

        At a meeting of the Board held on April 15, 2013, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are fair to and in the best interest of CardioNet and its shareholders and adopted and approved the Reorganization Agreement.

        During the course of its deliberations, our Board consulted with management, outside legal counsel and outside tax advisors and considered a number of positive factors, including the following:

  •
  Ability to Align our Operational Activities with our Legal Structure.  We believe the holding company structure would allow us to realign our existing lines of business into different subsidiaries, which would provide efficiencies with internal management of our different lines of business. The reorganization will provide the framework necessary to allocate management, employees and other costs more effectively to such lines of business. The structure will also allow our employees to focus on the lines of business within their areas of responsibility. Various employee incentive plans are currently based on profitability and having a holding company structure with different subsidiaries would allow us to more effectively set performance metrics for incentive compensation based on individual business lines in the future.

  •
  Ability to Legally Manage Certain Tax Expenses.  We believe that the holding company structure will provide a platform to proactively manage the impact of certain taxes, such as state taxes, by segregating operations within certain states, thus resulting in an overall lower effective tax rate for the consolidated company in the future.

  •
  Possible Future Strategic and Business Flexibility of the Holding Company Structure.  We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our other businesses separate. In addition, if the cash generated over time by our businesses was determined by our Board to be greater than the amount necessary for the operation or capital needs of those businesses, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our Board believes to be appropriate.

        In addition to the positive factors described above, our Board also considered the following potential negative factor associated with the Holding Company Proposal:

  •
  Increased Costs and Expenses Associated with Implementing the Holding Company Proposal and Administering a Holding Company Structure.  The reorganization may result in additional direct costs. These costs and expenses are expected to consist primarily of professional fees, which will be substantially incurred prior to the vote of our shareholders and new marketing branding expenses. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of BioTelemetry and its current and future subsidiaries. The reorganization may also result in certain state sales taxes and other transfer taxes, as well as state income taxes.

        After careful consideration, our Board has determined that creation of a holding company structure offers a net benefit to our shareholders. The Board has (i) approved the Holding Company Proposal, (ii) determined that the terms of the Reorganization Agreement and the reorganization are advisable and in the best interest of our shareholders, and (iii) adopted and approved the Reorganization Agreement.

        The Board recommends a vote "FOR" the adoption and approval of the Reorganization Agreement.

 Reorganization Procedure

        CardioNet currently owns all of the issued and outstanding common stock of BioTelemetry, BioTelemetry currently owns all of the issued and outstanding common stock of Merger Sub, the subsidiary formed for purposes of completing the proposed reorganization, and CardioNet owns all of the issued and outstanding equity interests of ECG Scanning, Braemar and CardioCORE. Following the approval of the Reorganization Agreement by the CardioNet shareholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Merger Sub will merge with and into CardioNet, the subsidiary of BioTelemetry. Below is the current structure of CardioNet, as well as the structure of BioTelemetry immediately following the reorganization, the contemplated distribution of the Braemar and CardioCORE equity interests to BioTelemetry from CardioNet and the conversion of CardioNet to a Delaware limited liability company pursuant to Delaware law:

Current Structure

 Post Reorganization Structure

        As a result of the merger of CardioNet and Merger Sub:

  •
  CardioNet will be the surviving corporation, and the separate corporate existence of Merger Sub will cease.

  •
  Each outstanding share of CardioNet Common Stock will automatically convert into one share of BioTelemetry Common Stock, as described below, and the current shareholders of CardioNet will become the shareholders of BioTelemetry.

  •
  BioTelemetry will own all of CardioNet's common stock and each share of BioTelemetry Common Stock now held by CardioNet will be cancelled.

        The result of the reorganization will be that Merger Sub will be merged with and into CardioNet and CardioNet will become a wholly owned subsidiary of BioTelemetry. BioTelemetry's certificate of incorporation and bylaws are included in this proxy statement/prospectus as Annex II and Annex III, respectively. For more information regarding your rights as a shareholder before and after the reorganization, see "Comparative Rights of Holders of BioTelemetry's Capital Stock and CardioNet's Capital Stock; Provisions under the DGCL and Organizational Documents," "Description of BioTelemetry Capital Stock" and "Description of CardioNet Capital Stock."

        Following the merger, CardioNet intends to distribute the equity interests of its subsidiaries Braemar and CardioCORE to BioTelemetry, and BioTelemetry intends to effect the conversion of CardioNet to a Delaware limited liability company pursuant to Delaware law. As a result, CardioNet, Braemar and CardioCORE would all be first-tier subsidiaries of BioTelemetry. ECG Scanning will remain as a direct subsidiary of CardioNet.

        In all other respects, the company will remain the same. The current directors and executive officers of CardioNet will continue as directors and executive officers of BioTelemetry. In addition, our current business and operations will remain the same.

What CardioNet Shareholders Will Receive in the Reorganization

        Each share of CardioNet Common Stock will convert into one share of BioTelemetry Common Stock. After the completion of the reorganization, you will own the same number and percentage of shares of BioTelemetry Common Stock as you currently own of CardioNet Common Stock.

CardioNet Stock Options and Other Rights to Receive CardioNet Stock

        Each of the outstanding options to acquire shares of CardioNet Common Stock in the aggregate will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of BioTelemetry Common Stock. Each outstanding restricted stock unit for shares of CardioNet Common Stock will become a restricted stock unit for an identical number of shares of BioTelemetry Common Stock. On the Record Date, there were outstanding options to acquire an aggregate of 3,291,817 shares of CardioNet Common Stock and 927,962 unvested restricted stock units. CardioNet's existing stock-based compensation plans, which include the 2008 Equity Incentive Plan (the "2008 Option Plan") and the 2008 Non-employee Directors' Stock Option Plan (the "Directors' Plan"), provide, or will provide, that plan participants will be entitled to receive shares of BioTelemetry Common Stock rather than shares of CardioNet Common Stock, on the same terms otherwise provided for in the respective plans.

Corporate Name Following the Reorganization

        The name of the public company following the reorganization will be "BioTelemetry, Inc."

No Exchange of Stock Certificates

        In the reorganization, your shares of CardioNet Common Stock will be converted automatically into shares of BioTelemetry Common Stock. Your certificates of CardioNet Common Stock, if any, will represent, before and after the reorganization, an equal number of shares of BioTelemetry Common Stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Conditions to Reorganization

        We will complete the reorganization only if each of the following conditions is satisfied or waived:

  •
  absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of BioTelemetry Common Stock to be issued in the reorganization;

  •
  approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of the shares present, either in person or by proxy, and entitled to vote on the proposal;

  •
  receipt of approval for listing on the NASDAQ Global Market of shares of BioTelemetry Common Stock to be issued in the reorganization; and

  •
  absence of any order or proceeding that would prohibit or make illegal completion of the reorganization.

Effectiveness of Reorganization

        The reorganization will become effective on the date we file a certificate of merger with the Secretary of State of the State of Delaware or a later date that we specify therein. We will file the certificate of merger when the conditions to the reorganization described above have been satisfied or waived. We expect that we will specify in the certificate of merger that the reorganization will be effective shortly after obtaining approval from our stockholders.

Termination of Reorganization Agreement

        The Reorganization Agreement may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) by action of the Board if it determines that for any reason the completion of the transactions provided for therein would be inadvisable or not in the best interest of our company or our shareholders.

Amendment of Reorganization Agreement

        The Reorganization Agreement may, to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), be supplemented, amended or modified at any time prior to the completion of the reorganization (even after adoption by our shareholders), by the mutual consent of the parties thereto.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the reorganization to U.S. holders of CardioNet Common Stock. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), current and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold CardioNet Common Stock as capital assets within the meaning of the Internal Revenue Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding CardioNet stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax and persons who acquired CardioNet stock in compensatory transactions. If you are not a U.S. holder (as defined below), this discussion does not apply to you.

        As used in this summary, a "U.S. holder" is:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation, partnership or other entity created or organized under U.S. law (federal or state);

  •
  an estate whose worldwide income is subject to U.S. federal income tax; or

  •
  a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

        If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of CardioNet Common Stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of CardioNet Common Stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the reorganization.

        ALL HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REORGANIZATION TO THEIR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        The proposed reorganization will constitute an exchange of CardioNet Common Stock for BioTelemetry Common Stock governed by Section 368(a). Any gain recognized by that distribution will be deferred for federal income tax purposes. Neither BioTelemetry nor CardioNet has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the reorganization. Assuming the transactions are treated as described in this paragraph, the material U.S. federal income tax consequences of the transactions will be as follows:

  •
  No gain or loss will be recognized by BioTelemetry or CardioNet as a result of the merger;

  •
  No gain or loss will be recognized by you upon your receipt of BioTelemetry Common Stock solely in exchange for your CardioNet Common Stock;

  •
  The aggregate tax basis of the shares of BioTelemetry Common Stock that you receive in exchange for your CardioNet Common Stock in the merger will be the same as the aggregate tax basis of your CardioNet Common Stock exchanged; and

  •
  The holding period for shares of BioTelemetry Common Stock that you receive in the merger will include the holding period of your CardioNet Common Stock exchanged.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the reorganization. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address state, local, foreign or non-income tax consequences or tax return reporting requirements. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the reorganization.

 Anticipated Accounting Treatment

        For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the financial position and results of operations of CardioNet will be included in the consolidated financial statements of BioTelemetry on the same basis as currently presented.

Authorized Capital Stock

        CardioNet is authorized to issue two hundred million (200,000,000) shares of common stock, $0.001 par value per share, and ten million (10,000,000) shares of preferred stock, $0.001 par value per share. BioTelemetry' certificate of incorporation, which would govern the rights of our shareholders after the reorganization, authorizes the issuance of two hundred million (200,000,000) shares of common stock, $0.001 par value per share, and ten million (10,000,000) shares of preferred stock, $0.001 par value per share. Upon completion of the reorganization, the number of shares of BioTelemetry Common Stock that will be outstanding will be equal to the number of shares of CardioNet Common Stock outstanding immediately prior to the reorganization. The number of shares authorized for issuance under CardioNet's equity compensation plans as of December 31, 2012 is set forth on page 40 of this proxy statement/prospectus. No other shares are presently reserved for any other purpose.

Appraisal Rights

        Holders of CardioNet Common Stock will not have appraisal rights in connection with the reorganization because CardioNet Common Stock is listed on the NASDAQ Global Market and BioTelemetry Common Stock will similarly be listed on the NASDAQ Global Market following the reorganization.

 Listing of BioTelemetry Common Stock on the NASDAQ Global Market; De-listing and De-registration of CardioNet Common Stock

        The completion of the reorganization is conditioned on the approval for listing of the shares of BioTelemetry Common Stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the NASDAQ Global Market. We expect that BioTelemetry Common Stock will continue to trade under the ticker symbol "BEAT." In addition, BioTelemetry will become a reporting company under the Exchange Act.

        Following the reorganization, CardioNet Common Stock will no longer be quoted on the NASDAQ Global Market and will no longer be registered under the Exchange Act. In addition, CardioNet will cease to be a reporting company under the Exchange Act.

Board of Directors and Executive Officers of BioTelemetry Following the Reorganization

        Presently, the BioTelemetry Board and the CardioNet Board are comprised of the same persons. We expect that immediately following the reorganization the BioTelemetry Board will be comprised of Kirk E. Gorman, Ronald A. Ahrens, Joseph H. Capper, Anthony J. Conti, Eric N. Prystowsky, M.D., Rebecca W. Rimel and Robert J. Rubin, M.D., should Ms. Rimel and Drs. Rubin and Prystowsky be re-elected as directors of CardioNet at the 2013 annual meeting.

        We expect that the executive officers of BioTelemetry following the reorganization will be the same as those of CardioNet immediately prior to the reorganization.

        For information concerning persons expected to become directors of BioTelemetry, see "Proposal Two: Election of Directors."

Issuances of BioTelemetry Common Stock Under the CardioNet Stock Based Compensation Plans

        The adoption of the Reorganization Agreement by the holders of CardioNet Common Stock will also constitute approval of the assumption by BioTelemetry of the CardioNet Stock Based Compensation Plans (the "CardioNet Plans") and, where appropriate, the future issuance of shares of BioTelemetry Common Stock in lieu of shares of CardioNet Common Stock under the CardioNet Plans, each as amended in connection with the reorganization without further shareholder action.

BioTelemetry Certificate of Incorporation

        The adoption of the Reorganization Agreement by the holders of CardioNet Common Stock will also constitute approval of the terms of the BioTelemetry certificate of incorporation in the form attached to this proxy statement/prospectus as Annex II.

Restrictions on the Sale of BioTelemetry Shares

        The shares of BioTelemetry Common Stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, subject to existing restrictions on certain affiliates of BioTelemetry.

Comparative Rights of Holders of BioTelemetry Capital Stock and CardioNet Capital Stock; Provisions under the DGCL and Organizational Documents

        At the effective time of the merger, CardioNet Common Stock will be converted on a one-for-one basis into BioTelemetry Common Stock. As a result, BioTelemetry' certificate of incorporation and bylaws and the applicable provisions of the DGCL will govern the rights of the former holders of CardioNet Common Stock who receive shares of BioTelemetry Common Stock pursuant to the merger. The rights of CardioNet shareholders are currently governed by the DGCL and common law,

CardioNet's amended and restated certificate of incorporation and CardioNet's amended and restated bylaws. The rights of BioTelemetry shareholders after the completion of the reorganization will continue to be governed by the DGCL and common law, and will be governed by BioTelemetry' certificate of incorporation and BioTelemetry' bylaws, which, other than the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors, and certain dates, are identical to the amended and restate certificate of incorporation and amended and restated bylaws of CardioNet. As a result, there is no comparative difference under the DGCL or the charter documents in the rights of holders of BioTelemetry Common Stock and CardioNet Common Stock.

Authorized but Unissued Shares

        Delaware law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the CardioNet, or after the reorganization the BioTelemetry, Board of Directors to issue shares to persons friendly to the current management, which issuance could render more difficult or discourage an attempt to obtain control of CardioNet, or after the reorganization BioTelemetry, by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at a premium over the market price of CardioNet, or after the reorganization BioTelemetry, common stock.

Certain Provisions of CardioNet's and BioTelemetry' Organizational Documents and the DGCL

        Certain provisions of CardioNet's amended and restated certificate of incorporation and amended and restated bylaws and BioTelemetry' certificate of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control of CardioNet or BioTelemetry, respectively. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of CardioNet or BioTelemetry, respectively, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the Board of Directors. These provisions:

  •
  establish a classified Board of Directors such that not all members of our board are elected at one time;

  •
  authorize the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, and which may include rights superior to the rights of the holders of common stock;

  •
  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

  •
  provide that the Board of Directors is expressly authorized to make, alter, or repeal our bylaws; and

  •
  establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, because we are incorporated in Delaware, we are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change of control of our Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and cause us to take other

Exculpation from Liability of Directors in Certain Circumstances

Indemnification Agreements

        CardioNet's amended and restated bylaws and BioTelemetry' bylaws provide for indemnification of their respective directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law. CardioNet has entered, and intends to continue to enter, into indemnification agreements with its directors and executive officers. These agreements, among other things, require the Company to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Description of BioTelemetry Capital Stock

        BioTelemetry is incorporated in the State of Delaware. The rights of shareholders of BioTelemetry will generally be governed by Delaware law and BioTelemetry's certificate of incorporation and bylaws. The following is a summary of the material provisions of BioTelemetry's certificate of incorporation and bylaws. This summary is not complete and is qualified by reference to Delaware statutory and common law and the full texts of BioTelemetry' certificate of incorporation and bylaws, which are attached as Annexes II and III to this proxy statement/prospectus.

General

        Upon the completion of the reorganization, the authorized capital of BioTelemetry will be two hundred million (200,000,000) shares of common stock, $0.001 par value per share and ten million (10,000,000) shares of preferred stock, $0.001 par value per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable.

        Upon completion of the reorganization, the number of shares of BioTelemetry Common Stock that will be outstanding will be equal to the number of shares of CardioNet Common Stock outstanding immediately prior to the reorganization.

Common Stock

        Dividends and Distributions.    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors.

        Liquidation Rights.    If BioTelemetry is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of BioTelemetry Common Stock will be entitled to share ratably in all assets of BioTelemetry remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

        Voting Rights.    Holders of BioTelemetry Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Shareholders may cumulate votes in the election of directors and shareholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the BioTelemetry Common Stock.

 Preferred Stock

        The Company maintains an unregistered blank check preferred stock class. As of the date of this proxy statement/prospectus, there are no shares of preferred stock authorized and outstanding.

Transfer Agent

        We expect that the transfer agent for BioTelemetry Common Stock will be American Stock Transfer & Trust Company.

The NASDAQ Global Market Listing

        We expect that BioTelemetry Common Stock will be listed on the NASDAQ Global Market under the trading symbol "BEAT."

Description of CardioNet Capital Stock

        CardioNet is also incorporated in the State of Delaware. The rights of shareholders of CardioNet will generally be governed by Delaware law and CardioNet's amended and restated certificate of incorporation and amended and restated bylaws. The following is a summary of the material provisions of CardioNet's amended and restated certificate of incorporation and amended and restated bylaws. This summary is not complete and is qualified by reference to Delaware statutory and common law and the full texts of CardioNet's amended and restated certificate of incorporation and amended and restated bylaws. A copy of CardioNet's amended and restated certificate of incorporation is attached as Exhibit 3.1 to CardioNet's Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") on August 17, 2007 (the "CardioNet S-1"). A copy of CardioNet's amended and restated bylaws is attached as Exhibit 3.2 to the CardioNet S-1.

General

        CardioNet is authorized to issue two hundred million (200,000,000) shares of common stock, $0.001 par value per share, and ten million (10,000,000) shares of preferred stock, $0.001 par value per share. As of May 28, 2013, CardioNet had 25,455,135 shares of common stock outstanding and held of record by approximately 61 shareholders. The issued and outstanding shares of CardioNet Common Stock are fully paid and nonassessable.

Common Stock

        Dividends and Distributions.    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors.

        Liquidation Rights.    If BioTelemetry is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of BioTelemetry Common Stock will be entitled to share ratably in all assets of BioTelemetry remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

        Voting Rights.    Holders of BioTelemetry Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Shareholders may cumulate votes in the election of directors and shareholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the BioTelemetry Common Stock.

 Preferred Stock

        The Company maintains an unregistered blank check preferred stock class. As of the date of this proxy statement/prospectus, there are no shares of preferred stock authorized and outstanding.

Transfer Agent

        The transfer agent for CardioNet Common Stock is American Stock Transfer & Trust Company.

The NASDAQ Global Market Listing

        CardioNet Common Stock is listed on the NASDAQ Global Market under the trading symbol "BEAT."

PROPOSAL TWO:
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of seven members and is divided into three classes, each of which has a three year term. Class I consists of two directors, Class II consists of two directors and Class III consists of three directors. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

        The Board of Directors currently has seven members and there are three directors serving as Class III directors. The term of office of the Class III directors expires in 2013. We are nominating Eric N. Prystowsky, M.D., Rebecca W. Rimel and Robert J. Rubin, M.D. for re-election at the 2013 Annual Meeting. Drs. Prystowsky and Rubin and Ms. Rimel were appointed by the Board of Directors in March 2001, July 2007 and May 2009 respectively. If elected at the annual meeting, each of these nominees would serve until the 2016 Annual Meeting and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. It is CardioNet's policy to invite directors and nominees for director to attend the annual meeting.

        On May 4, 2012, following the recommendation of our Nominating and Governance Committee, the Board of Directors appointed Anthony J. Conti as a director of the Company. Mr. Conti serves as a Class II director with a term continuing through the Company's 2015 Annual Meeting. Mr. Conti filled a vacancy on the Board of Directors.

        There is one vacancy in Class I and one vacancy in Class II directors. We are seeking to identify individuals to fill these vacancies. All of our directors attended our 2012 Annual Meeting of Stockholders.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted "For" the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

 The Board of Directors Recommends
A Vote In Favor of Our Named Nominees.

        The following is a brief biography for our nominees for Class III directors and each person whose term of office as a Class I or Class II director will continue after the annual meeting.

Class and Name	Age	Position
Directors:
Class III Directors:
Eric N. Prystowsky, M.D.(2)(3)	66	Director
Rebecca W. Rimel(2)	61	Director
Robert J. Rubin, M.D.(1)(3)	67	Director
Class I Directors:
Ronald A. Ahrens(2)(3)	73	Director
Joseph H. Capper	50	Director, President and Chief Executive Officer
Class II Directors:
Kirk E. Gorman(1)	62	Director and Chairman
Anthony J. Conti(1)	64	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING

        Rebecca W. Rimel.    Ms. Rimel has been a member of our Board of Directors since May 2009. She joined The Pew Charitable Trusts in 1983 as Health Program Manager and has led the organization as Executive Director from 1988 through 1994 and in her current position as President and Chief Executive Officer since 1994. From 1981 through 1983, Ms. Rimel served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital. Along with additional teaching and practitioner positions at the University of Virginia Hospital, she also held the title of Head Nurse of the medical center's emergency department. Ms. Rimel serves as a member of the Board of The Pew Charitable Trusts, and on the Boards of DWS Mutual Funds and Becton Dickenson & Company Ms. Rimel brings to the Company a superior reputation for leadership and experience in the clinical, academic and business sectors of the healthcare industry. She has had, and continues to build, an exemplary career in public policy, non-profit administration, advocacy and innovation related to the healthcare field. Ms. Rimel received her Bachelor of Science from the University of Virginia School of Nursing, and earned a Master of Business Administration degree from James Madison University. Ms. Rimel's education and professional experience serves as a basis for her contributions, past and present, as a member of the board of directors for various public and private companies.

        Eric N. Prystowsky, M.D.    Dr. Prystowsky has been a member of our Board of Directors since March 2001. Since 1988, Dr. Prystowsky has served as the Director, Clinical Electrophysiology Laboratory at St. Vincent Hospital, Indianapolis, Indiana. Since 1988, Dr. Prystowsky has served as Consulting Professor of Medicine at Duke University. Since 2004, he has served as the associate editor of Hurst Textbook of Cardiology and, since January 2004, he has served as editor-in-chief of the Journal of Cardiovascular Electrophysiology. From 1992 to 1994, he served as the Chairman of the American Heart Association's Committee on Electrocardiography and Electrophysiology and, from May 2001 to May 2002, as President of the Heart Rhythm Society. Dr. Prystowsky also served as the

Chairman of the ABIM test writing committee for the Electrophysiology Boards until July 2008. Dr. Prystowsky currently serves on the Board of Directors of Stereotaxis, Inc., a biotechnology company. Dr. Prystowsky received an undergraduate degree from the Pennsylvania State University and an M.D. from the Mount Sinai School of Medicine. Dr. Prystowsky brings relevant real-time clinical and academic experience as a published and renowned electrophysiologist with St. Vincent Hospital and Consulting Professor at Duke University. Dr. Prystowsky's knowledge of and experience with cardiac medicine is vast and includes leading positions within the American Heart Association as well as the Heart Rhythm Society. Dr. Prystowsky also brings to the Board of Directors specific experience in serving as a board member of another company.

        Robert J. Rubin, M.D.    Dr. Rubin has been a member of our Board of Directors since July 2007. He was a clinical professor of medicine at Georgetown University from 1995 until 2012 when he was appointed a Distinguished Professor of Medicine. From 1987 to 2001, he was president of the Lewin Group (purchased by Quintiles Transnational Corp. in 1996), a national health policy and management consulting firm. From 1994 to 1996, Dr. Rubin served as Medical Director of ValueRx, a pharmaceutical benefits company. From 1992 to 1996, he served as President of Lewin-VHI, a healthcare consulting company. From 1987 to 1992, he served as President of Lewin-ICF, a healthcare consulting company. From 1984 to 1987, Dr. Rubin served as a principal of ICF, Inc., a healthcare consulting company. From 1981 to 1984, he served as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the United States Public Health Service. Dr. Rubin serves as a member of the Board of Directors of Soligenix, Inc. He is a board certified nephrologist and internist. He received an undergraduate degree in Political Science from Williams College and an M.D. from Cornell University. Dr. Rubin brings over 30 years of specific experience as a professor, policy maker, clinician and business professional dedicated to the medical profession. His specific experience with the United States Department of Health and Human Services and Assistant Surgeon General is a unique and invaluable qualification, which lends insight into governmental practice, policy making and regulation. Dr. Rubin's extensive and diverse background in education, government and business allows him to serve as a resource on a broad spectrum of matters.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NOMINEES NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

        Joseph H. Capper.    Mr. Capper has been our President and Chief Executive Officer and a member of our Board of Directors since June 2010. Mr. Capper has served as President, Chief Executive Officer and a member of the Board of Directors of Home Diagnostics, Inc., a leading developer, manufacturer and marketer of diabetes management products. Mr. Capper joined Home Diagnostics in 2009. Home Diagnostics was listed on NASDAQ until its strategic merger. Prior to joining Home Diagnostics, from 2002 to 2009, Mr. Capper was President and Chief Executive Officer of CCS Medical Inc., a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories. Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division. Mr. Capper also served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison. Mr. Capper received an undergraduate degree in Accounting from West Chester University and a Master of Business Administration degree in International Finance from George Washington University. Mr. Capper brings an extensive amount leadership and diverse experience in public and private companies.

        Ronald A. Ahrens.    Mr. Ahrens has been a member of our Board of Directors since August 2008 and Chairman of our Compensation Committee since December 2009. From 2004 to the present, Mr. Ahrens has served as the Vice Chairman of the Board of Directors and as a member of the Compensation Committee of Temptime Corporation, a healthcare technology company. Previously, he served as a member of the Board of Directors and Chairman of the Compensation Committee of VIASYS Healthcare Inc., a global medical technology company, from November 2001 until its acquisition in July 2007 for $1.5 billion by Cardinal Health. Mr. Ahrens' past experience includes serving as Chairman of the Board of Directors of Closure Medical Corporation, a medical devices corporation, from 1999 through June 2004, St. Ives Laboratories, Inc., a hair and skin care company from 1995 to 1997 and from 1990 to 1993 as a member of the Board of Directors of Alcide Corporation, an animal healthcare technology company. Earlier in his career, Mr. Ahrens held various positions with Merck & Co, Inc. a global pharmaceuticals products company, including President of Merck Consumer Healthcare Group Worldwide and Executive Vice President of Merck Consumer Healthcare Group International. Mr. Ahrens received an undergraduate degree in English from Concordia College and a Masters in Sacred Theology from Concordia Seminary. Mr. Ahrens is a veteran of the healthcare industry and brings to the Board over forty years of senior executive and management experience with both public and private pharmaceutical and device companies. He has also established a strong track record of serving and consulting for significant public and private company board of directors. Mr. Ahrens' breadth of knowledge and hands-on business experience provides him with the necessary skill to serve as the Chairman of the Compensation Committee for our Board of Directors and to easily relate to and act as a liaison between other members of the Board and executives within the Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

        Anthony J. Conti.    Mr. Conti joined the CardioNet board of directors in May 2012, serving as the Chairman of its Audit Committee. He joined Coopers and Lybrand in 1973 and served a wide range of technology, utility and health services clients. He held a number of leadership roles with Coopers and Lybrand, and later with PricewaterhouseCoopers, after its merger with Price Waterhouse in 1998. Mr. Conti serves as the Chairman of the Audit Committee for Ametek, Inc., an electronic instrument and electromechanical device company. He previously served as Chairman of the Board of the World Affairs Council of Philadelphia until December of 2011, and now serves as Chairman Emeritus. He also served as a Member of the Board and Executive Committee of the United Way of Southeastern Pennsylvania. Mr. Conti holds a Bachelors of Arts degree in Economics from St. Joseph's University and a Master of Business Administration degree from Temple University. Mr. Conti's extensive background as independent accountant, together with his experience as an audit committee member makes him uniquely suited to be our audit committee chairman.

        Kirk E. Gorman.    Mr. Gorman has been a member of our Board of Directors since August 2008 and our Chairman since October 2011. Mr. Gorman has served as the Executive Vice President, Chief Financial Officer of Jefferson Health System, a hospital system in Philadelphia, Pennsylvania since September 2003. Mr. Gorman has also been a member of the Board of Directors and Audit Committee of IASIS Healthcare LLC since February 2004. From April 1987 to March 2003, Mr. Gorman served as the Senior Vice President, Chief Financial Officer of Universal Health Services, Inc., a hospital management company and President, Chief Financial Officer and a member of the Board of Trustees of Universal Health Realty Income Trust, a real estate investment trust specializing in healthcare and human service related facilities. From June 2007 to October 2009, he also served on the board of Care Investment Trust, a real estate investment trust. From November 2001 to December 2003, and from February 2005 until its acquisition by Cardinal Health, Inc. in July 2007, Mr. Gorman served as a member of the Board of Directors of VIASYS Healthcare, Inc. a healthcare technology company. Mr. Gorman received an undergraduate degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business. Mr. Gorman brings extensive financial knowledge and experience as the Chief Financial Officer of numerous healthcare related companies, including Jefferson Health System, the largest hospital system in Philadelphia. His specific and ongoing healthcare related financial experience with reimbursement, tax, accounting, and financial and strategic planning is especially valuable to the Company. Mr. Gorman also brings significant public company board of director and audit committee experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NASDAQ listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board of Directors consults with CardioNet's counsel to ensure that the Board of Directors' determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Ahrens, Conti and Gorman, Ms. Rimel and Drs. Prystowsky and Rubin. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Capper, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE AND ROLE IN OVERSIGHT OF RISK

        Our Board leadership structure is currently composed of an independent Chairman of the Board of Directors, an independent Audit Committee Chairman, an independent Nominating and Corporate Governance Committee Chairman, and an independent Compensation Committee Chairman. Kirk E. Gorman has served as a member of our Board of Directors since August of 2008 and the Chairman of our Board of Directors since October, 2011.

        Our Board of Directors recognizes the importance of effective risk oversight in running a successful business, and in fulfilling its fiduciary responsibilities to CardioNet and its stockholders. While the Chief Executive Officer, the General Counsel and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right "tone at the top," overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks and operational risks.

        The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through the independent chairman, independent board committees, and majority independent board composition. The Chairman, independent committee chairs, and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the independent Chairman and non-executive board members, which enhances risk oversight.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met twelve (12) times during the year ended December 31, 2012. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors, and of the committees on which they served, held during the period for which they were directors or committee members.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        During the year ended December 31, 2012, the Board of Directors of CardioNet maintained three committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides membership information for each of the committees of the Board of Directors as of May 28, 2013:

Name	Audit	Compensation	Nominating and Corporate Governance
Ronald A. Ahrens		X*	X
Anthony J. Conti	X*
Kirk E. Gorman	X
Eric N. Prystowsky, M.D.		X	X
Rebecca W. Rimel		X
Robert J. Rubin, M.D.	X		X*

*
Committee Chairperson

        Below is a description of each committee of the Board of Directors as such committees have been constituted during the year ended December 31, 2012, and are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. The Board of Directors has adopted an Audit Committee Charter which is available on our website at http://investors.cardionet.com. The functions of this committee include, among other things:

  •
  evaluating the performance of our independent registered public accounting firm and determining whether to retain their services for the ensuing year;

  •
  reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services;

  •
  reviewing and proposing to the full Board of Directors for approval any permissible non-audit services;

  •
  reviewing our annual financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

  •
  reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the effectiveness of internal auditing and financial reporting controls; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

        Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

        Our Audit Committee currently consists of Messrs. Conti, Gorman and Dr. Rubin, each of whom is a non-employee director of our Board of Directors. Mr. Conti is currently the Chairman of our Audit Committee. Mr. Conti joined the Committee in May 2012. The Audit Committee met five (5) times in 2012. The Board of Directors reviews the NASDAQ listing standards' definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) and IM-5605 of the NASDAQ listing standards and Rule 10A-3 under the Exchange Act). The Board of Directors has determined that Anthony J. Conti is a financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Report of the Audit Committee of the Board of Directors

        During 2012, the Audit Committee met five (5) times. In the exercise of the Audit Committee's duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012 with the Company's management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on its review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements for 2012 be included in the Company's Annual Report to stockholders on Form 10-K filed with the SEC.

Anthony J. Conti, Chair
Kirk E. Gorman
Robert J. Rubin, M.D.

April 15, 2013

        This Report of the Audit Committee is not "soliciting material" and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

 Compensation Committee

        The Compensation Committee currently consists of three directors, Mr. Ahrens, the Chairman of the Compensation Committee, Dr. Prystowsky and Ms. Rimel. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2), IM-5605 and Rule 5605(d)(2) of the NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. In 2012, the Compensation Committee met three (3) times.

        The Board of Directors has adopted a Compensation Committee Charter which was revised as of January 22, 2009 and is available on our website at http://investors.cardionet.com

        The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, recommend for adoption, and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and recommending to the Board of Directors the compensation and other terms of employment of our Chief Executive Officer;

  •
  reviewing and approving the compensation and other terms of employment of our executive officers (other than the Chief Executive Officer);

  •
  reviewing and recommending to the Board of Directors performance goals and objectives relevant to the compensation of our Chief Executive Officer and assessing his or her performance against these goals and objectives;

  •
  interpreting, administering, and granting, or with respect to the Chief Executive Officer recommending for approval by the Board of Directors, awards under the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

  •
  reviewing and periodically accessing the adequacy of compensation to be paid or awarded to members of the Board of Directors;

  •
  establishing policies with respect to equity compensation arrangements;

  •
  reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

  •
  reviewing and recommending to the Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

  •
  reviewing incentive compensation arrangements to ensure that such compensation arrangements do not encourage unnecessary risk taking; and

  •
  reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full Board of Directors its inclusion in our periodic reports to be filed with the SEC.

        Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

        Our Compensation Committee retains the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

        The specific recommendations of the Compensation Committee with respect to executive compensation for the year ended December 31, 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement/prospectus.

Use of Compensation Consultants

        The Compensation Committee has authority to retain compensation consultants, independent counsel or other consultants necessary to assist it in fulfilling its responsibilities and, during 2012, retained Pearl Meyer & Partners, LLC ("PM&P"), to serve as its independent compensation consultant. For further discussion of the role that PM&P played in setting executive compensation during 2012, please see the discussion under "Role of the Independent Compensation Consultant" in our Compensation Discussion and Analysis later in this proxy.

Compensation Committee Interlocks and Insider Participation

        As indicated above, Mr. Ahrens, Ms. Rimel and Dr. Prystowsky currently serve, and previously served during 2012, as members of the Compensation Committee. No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of three directors, Dr. Rubin, the Chairman of the Nominating and Corporate Governance Committee, Mr. Ahrens and Dr. Prystowsky. During 2012, the Nominating and Corporate Governance Committee met one (1) time. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which is available on our website at http://investors.cardionet.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) and IM-5605 of the NASDAQ listing standards).

        The functions of the Nominating and Corporate Governance Committee include, among other things:

  •
  identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

  •
  determining the minimum qualifications for service on our Board of Directors;

  •
  evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

  •
  reviewing, evaluating and recommending individuals for membership on our Board of Directors;

  •
  evaluating nominations by stockholders of candidates for election to our Board of Directors;

  •
  considering and assessing the independence of members of our Board of Directors;

  •
  developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our Board of Directors any changes to such policies and principles;

  •
  periodically reviewing with our Chief Executive Officer the succession plans for the office of Chief Executive Officer and for other key executive officers, and making recommendations to our Board of Directors of appropriate individuals to succeed to these positions;

  •
  considering questions of possible conflicts of interest of directors as such questions arise;

  •
  reviewing the adequacy of our Nominating and Corporate Governance Committee charter on a periodic basis; and

  •
  reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

        The Nominating and Corporate Governance Committee places a high priority on identifying individuals with diverse skill sets and types of experience including identification of individuals from among the medical professional and medical device communities. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors for the 2014 Annual Meeting of Stockholders may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee on or before February 21, 2014 at the following address: 227 Washington Street #210, Conshohocken, Pennsylvania 19428, Attn: Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and the name of the nominating stockholder, a representation that the nominating stockholder is a beneficial or record holder of the Company's stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Company's Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. This information is available on the Company's website at http://investors.cardionet.com.

 CODE OF ETHICS

        The Company has adopted the CardioNet, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees, which was amended and updated to reflect current business practice and industry regulation on January 22, 2009. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on our website at http://investors.cardionet.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website at http://investors.cardionet.com.

 EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of June 4, 2013:

Name	Age	Position
Executive Officers:
Joseph H. Capper	50	Director, President and Chief Executive Officer
Heather C. Getz, CPA	38	Senior Vice President and Chief Financial Officer
Michael Geldart	50	Senior Vice President, Strategy and Business Development
Peter Ferola	44	Senior Vice President, Corporate Development, General Counsel, Secretary
Anna McNamara, RN	65	Senior Vice President, Clinical Operations
Fred (Andy) Broadway III	43	Senior Vice President, Sales and Marketing
Daniel Wisniewski	49	Senior Vice President, Business Operations
George Hrenko	50	Senior Vice President, Human Resources and Organizational Excellence

Biographical Information for Executive Officers

        Joseph H. Capper.    Mr. Capper was appointed President and Chief Executive Officer and a member of the Board of Directors of CardioNet in June 2010. Prior to joining CardioNet, Mr. Capper served as President, Chief Executive Officer and a member of the Board of Directors of Home Diagnostics, Inc., a leading developer, manufacturer and marketer of diabetes management products. Mr. Capper joined Home Diagnostics in 2009 and positioned the Company for a strategic merger in a transaction that created substantial value to its stockholders. Home Diagnostics was listed on the NASDAQ until its strategic merger. Prior to joining Home Diagnostics, from 2002 to 2009, Mr. Capper was President and Chief Executive Officer of CCS Medical Inc., a private company that is a leading provider of medical supplies in diabetes, wound care, respiratory and other therapeutic categories. Earlier in his career, Mr. Capper spent nine years with Bayer Corporation, ultimately becoming National Sales Director of the Diabetic Products Division. Mr. Capper also has a distinguished service record having served in the U.S. Navy as a combat aviator and subsequently as a Congressional Liaison. Mr. Capper received an undergraduate degree in Accounting from West Chester University and a Master of Business Administration degree in International Finance from George Washington University.

        Heather C. Getz, CPA.    Ms. Getz was appointed Senior Vice President and Chief Financial Officer in January 2010. Ms. Getz joined CardioNet in May 2009 as Vice President of Finance. From April 2008 to May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, where she was responsible for all areas of finance, accounting and information systems. Prior to joining Alita Pharmaceuticals, Inc., from March 2002 to April 2008, Ms. Getz held various financial leadership positions at VIASYS Healthcare Inc., a healthcare technology company, including directing the company's global financial planning, budgeting and analysis, and external reporting functions. From June 1997 to February 2002, Ms. Getz began her career at Sunoco, Inc., where she held various positions of increasing responsibility. Ms. Getz is a certified public accountant, and received her undergraduate degree in Accountancy and a Master of Business Administration degree from Villanova University.

        Peter Ferola.    Mr. Ferola joined CardioNet in February 2011 as its Senior Vice President, Corporate Development and General Counsel, with over 20 years of progressive leadership experience in business management, legal affairs and corporate governance. From 2009 to 2011, Mr. Ferola served as Vice President, General Counsel and Secretary of Nipro Diagnostics, Inc. (formerly Home Diagnostics, Inc., NASDAQ: HDIX). Prior to joining Home Diagnostics, Mr. Ferola worked as a corporate and securities attorney with Greenberg Traurig, LLP and with Dilworth Paxson, LLP in Washington, D.C. focusing on mergers, acquisitions, public securities offerings and corporate governance matters. From 1989 to 2002, Mr. Ferola worked in executive management roles for an American Stock Exchange-listed company, most recently serving as Vice President—Administration and Corporate Secretary, overseeing the Company's administrative functions, legal matters and investor relations. Mr. Ferola earned a Bachelor of Science and Juris Doctor degree from Nova Southeastern University and a Master of Laws in Securities and Financial Regulation from Georgetown University Law Center. Mr. Ferola has authored numerous articles on corporate and securities laws, with a particular focus on audit committees and regulations implemented in the wake of the Sarbanes-Oxley Act of 2002.

        Michael Geldart.    Mr. Geldart joined CardioNet in June 2012 as its Senior Vice President, Corporate Strategy and Business Development. Michael has more than 20 years of experience in executive leadership, health law and corporate development. Most recently, from May 2011 until coming to CardioNet in June of 2012, Michael worked as a consultant with numerous companies on strategic business planning and compliance matters through his sole proprietor consulting business, Geldart Consulting, LLC. From October 2009 to April 2011, Mr. Geldart was the Chief Operating Officer of MedExpress, a leading multi-state Urgent Care provider. Prior to joining MedExpress, from July 2002 to September 2009, Michael was the Chief Operating Officer and Executive Vice President of Corporate Development of CCS Medical. Prior to joining CCS Medical, Michael was a partner at Holland & Knight, LLP, a global law firm, where he most recently served as the Co-Chair of the firm's National Health Care Practice Group. Michael received a Bachelor of Arts in Chemistry from the University of South Florida and a Juris Doctor degree from Stetson University College of Law. Michael is a member of the Florida Bar.

        Anna McNamara, RN.    Ms. McNamara joined CardioNet in 2002 serving in various Clinical Operations roles. She currently serves as our Senior Vice President, Clinical Operations. From February 2001 to September 2002, Ms. McNamara served as Executive Vice President of Clinical Operations for LifeWatch Corp., a healthcare services company. From July 1998 to February 2001, Ms. McNamara served as Vice President of Clinical Operations for Quality Diagnostic Services at Matria Healthcare, Inc., a healthcare company. From January 1997 to July 1998, Ms. McNamara served as Vice President of Clinical Operations for WebMD Health Corp., a web-based health information provider. Ms. McNamara received an undergraduate degree in Nursing from Marymount College and worked as a Registered Nurse at Mercy Hospital in Scranton, Pennsylvania.

        Fred (Andy) Broadway III.    Mr. Broadway joined CardioNet in June 2009 as its Vice President, Marketing, bringing 15 years of progressive leadership experience in sales and marketing, including extensive therapeutic knowledge in Cardiology and Neurology. In September 2012, Mr. Broadway was promoted to Senior Vice President, Marketing, and in January 2013, Mr. Broadway became CardioNet's Senior Vice President, Sales and Marketing. Prior to joining CardioNet, from 2006 to June 2009, Andy was Director of Marketing at Bristol-Myers Squibb, leading the commercialization launch efforts of a potential new therapy for the treatment of stroke prevention in atrial fibrillation. Earlier in his career, Andy was on the marketing team at Pfizer, responsible for developing yearly and long term strategic plans, brand and portfolio positioning, asset/life/cycle development, and overseeing commercialization tactics for several leading brands. Andy started his career with Sanofi Pharmaceuticals, where he held numerous positions of increasing responsibility including sales, marketing, and eventually leadership positions in both sales and marketing. Andy received his undergraduate degree in Zoology from Auburn University.

        Daniel Wisniewski.    Mr. Wisniewski joined CardioNet in December 2010 as its Senior Vice President, Operations, with over 20 years of experience in executive leadership, information systems, and operations. Most recently, from 2000 to 2010, Mr. Wisniewski served as Chief Information Officer with CCS Medical, Inc. As the Chief Information Officer, Mr. Wisniewski was responsible for developing a highly scalable patient centric operational infrastructure focused on compliance, growth and expense control within the healthcare industry. Prior to joining CCS Medical, Inc., Mr. Wisniewski held various roles within the nuclear and banking industries with increasing responsibilities in information systems and general management. Mr. Wisniewski began his career as an U.S. Navy Nuclear Trained Naval Officer. Mr. Wisniewski received his undergraduate degree in Electrical Engineering from Virginia Military Institute.

        George Hrenko.    Mr. Hrenko joined CardioNet in 2008 as its VP of Human Resources and was named Senior Vice President, Human Resources and Organizational Excellence in May 2010. Most recently, Mr. Hrenko served as a Director of Human Resources for Target Corporation from February 2002 to March 2007. From December 1998 to February 2002, Mr. Hrenko held several positions with Bank One Corporation, including First Vice President, Human Resources Generalist, Vice President, Compensation, and Vice President, Corporate Staffing. From 1996 to 1998 he served as Managing Director, Human Resources for Continental Airlines. Prior to joining Continental Airlines, Mr. Hrenko served as Human Resources Manager at Pepsi-Cola Co. and PepsiCo, Inc., from 1987 to 1996. Mr. Hrenko received an undergraduate degree in English and Psychology from Penn State University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the CardioNet Common Stock as of May 28, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of CardioNet Common Stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class*
Ronald A. Ahrens(2)	164,336	*
Robert J. Rubin, M.D.(3)	139,152	*
Kirk E. Gorman(4)	120,036	*
Eric N. Prystowsky, M.D.(5)	111,960	*
Rebecca W. Rimel(6)	72,992	*
Anthony J. Conti	54,796	*
Joseph H. Capper(7)	722,022	2.8%
Anna McNamara(8)	101,223	*
Heather C. Getz, CPA(9)	103,418	*
Michael Geldart(10)	25,000	*
Daniel Wisniewski(11)	61,709	*
Sophrosyne Capital LLC(12)	2,473,878	9.7%
Camber Capital Management LLC(13)	2,481,412	9.7%
Trigran Investments Inc.(14)	2,488,913	9.8%
Trigran Investments LP(15)	1,485,471	5.8%
Directors and Executive Officers as a Group (14 persons)(16)	1,966,653	7.7%

*
Less than one percent

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G if any filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 25,455,135 shares outstanding on May 28, 2013, adjusted as required by rules promulgated by the SEC.

(2)
Includes options to purchase 34,786 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(3)
Includes options to purchase 28,489 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(4)
Includes options to purchase 27,286 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(5)
Includes options to purchase 42,687 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(6)
Includes options to purchase 9,388 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(7)
Includes options to purchase 605,424 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(8)
Includes options to purchase 40,304 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(9)
Includes options to purchase 93,740 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(10)
Includes options to purchase 25,000 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(11)
Includes options to purchase 61,709 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

(12)
Based on Amendment 2 to Schedule 13G/A filed by Sophrosyne Capital LLC on February 7, 2013. The address of the principal business and office of Sophrosyne Capital LLC is 156 E 36th Street at 2 Sniffen Court, New York, New York 10016.

(13)
Based on Amendment 2 to Schedule 13G/A filed by Camber Capital Management LLC on February 14, 2013. Camber Capital Management LLC possesses shared voting and shared dispositive power over its 2,481,412 shares. The address of the principal business and office of Camber Capital Management LLC is 101 Huntington Avenue, 25th Floor, Boston, MA 02199.

(14)
Based on Amendment 2 to Schedule 13G/A filed by Trigran Investments Inc. on February 14, 2013. Trigran Investments Inc. possesses shared voting and shared dispositive power over its 2,488,913 shares. The address of the principal business and office of Trigran Investments, Inc. is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(15)
Based on Amendment 1 to Schedule 13G/A filed by Trigran Investments LP on February 14, 2013. Trigran Investments LP possesses shared voting and shared dispositive power over its 1,485,471 shares. The address of the principal business and office of Trigran Investments LP is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(16)
Includes options to purchase 1,170,540 shares of CardioNet Common Stock, which were exercisable as of, or will be exercisable within sixty (60) days after May 28, 2013.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table presents the equity compensation plan information as of December 31, 2012:

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Employee and non-employee director stock option plans	3,669,103	$5.83	1,853,786
Employee stock purchase plan	50,903	$2.01	457,584

Total	3,720,006	$5.78	2,311,370

 DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

        In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed below under "Our Named Executive Officers" and in the Summary Compensation Table that follows this discussion, the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies.

        2012 has been another challenging year for us with mixed results. We experienced shortfalls to our revenue and gross profits. However, despite these challenges, we achieved, and in some cases exceeded, certain pre-established incentive plan goals. This presented a challenge to the Compensation Committee, which was again tasked with balancing the need to provide compensation sufficient to attract and retain key members of our senior management team through this challenging period, on one hand, with the goal of aligning compensation with stockholder value, on the other hand. As in previous years, in an effort to strike an appropriate balance between these purposes, the Compensation Committee made certain adjustments to the compensation paid to certain executive officers (as described in more detail below) as compared to what they would have received based on a strict application of the pre-established performance metrics, while at the same time ensuring that overall incentive payments reflected the mixed results of 2012. This was accomplished mainly through an increase from 40% to 50% of target in cash incentive payouts to our senior executives. The net effect of these decisions was an aggregate payout of cash incentive for 2012 performance using a bonus pool of 50% of full target, with certain adjustments for individual performance based on Mr. Capper's recommendation. The Compensation Committee also awarded equity grants at 50% of target, which was 50% less than 2011 equity awards. In addition, with exception for market based adjustments for our Chief Financial Officer in 2013, base salaries remained unchanged for 2012 and 2013.

        In addition, the Compensation Committee periodically reviews the Company's executive pay practices, its appropriate peer group and the utilization of shares in its equity plans, with a view toward ensuring that the Company's overall compensation practices are consistent with the market and effective in generating long-term shareholder value.

        Our compensation program is generally designed to provide performance-oriented incentives that fairly compensate our executive officers and enable us to attract, retain and motivate executives with outstanding ability and potential. Our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds formally established performance goals and objectives. Our Compensation Committee and senior management is focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to generation of shareholder value. For 2013, we have revised our Management Incentive Plan to include corporate goals and objectives relating to volume, revenue, and EBITDA growth, and we overlay management by objective (MBO) goals that are intended to encourage our executives to build and maintain an infrastructure that supports our growth and increases revenues.

  Our Named Executive Officers

        Our named executive officers for 2012 are Messrs. Capper, Geldart and Wisniewski, and Ms. Getz and Ms. McNamara.

   Compensation Philosophy and Components of Executive Compensation

        Our Compensation Committee is composed entirely of independent directors. Our Compensation Committee administers our executive compensation program.

        The general duties of the Compensation Committee include:

  •
  Administration of the Company's annual incentive, equity compensation and long term incentive plans;

  •
  Review and recommendation of major compensation plans for approval by the Board;

  •
  Recommendation of compensation for the President and Chief Executive Officer for approval by the independent members of our Board; and

  •
  Approval of compensation decisions relating to all executive officers.

        Our Compensation Committee believes that our executive compensation program should include both short-term and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. In general, we tie compensation to the achievement of specific corporate and individual goals. Determinations about corporate performance are based on achievement of specific, pre-determined objectives. Individual performance against goals are more subjective and are based on the judgments made at the discretion of our Compensation Committee and our Board of Directors, with input from our Chief Executive Officer, except as it relates to his own compensation. For our executive officers other than himself, our Chief Executive Officer evaluates the performance of the executive officers on an annual basis and makes recommendations to our Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards. These recommendations are reviewed by our Compensation Committee on an aggregated basis so that our Compensation Committee can evaluate the compensation paid to our executives on a total compensation basis. While our Compensation Committee reviews the recommendations of our Chief Executive Officer with respect to executive officers other than himself, our Compensation Committee exercises its own discretion in approving salary adjustments and discretionary cash and equity awards for all executives and communicates its final approval to our Board of Directors.

        We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. The features of these practices and programs also reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. This is based on our belief that applying Company-wide metrics encourages decision making that is in the best long-term interests of the company and our stockholders. In addition, we believe that the mix of equity award instruments used under our long-term incentive program, including both stock options and full value awards (i.e., restricted stock units), in each case, that vest over a multi-year period also mitigates risk and properly account for the time horizon of risk.

  Benchmarking and Other Analysis

        Currently, our Compensation Committee is chartered to review and make recommendations to our Board of Directors regarding the compensation to be paid to our Chief Executive Officer and approves compensation for all other executive officers. Historically, our Compensation Committee negotiated compensation with our Chief Executive Officer, and our Chief Executive Officer consulted with our Board of Directors regarding the compensation of our other named executive officers.

   Role of the Independent Compensation Consultant

        The Compensation Committee may retain, at the expense of the Company, independent counsel or other consultants necessary to assist in fulfillment of its responsibilities and the exercise of its authority under this Charter, including, without limitation, with respect to the preparation of this Compensation Discussion and Analysis for the Company's filings with the SEC. If a consulting firm is to be retained to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, the Compensation Committee shall have sole authority to retain and terminate the consulting firm, including sole authority to approve the firm's fees and other retention terms.

        In 2009, our Compensation Committee retained PM&P as an independent compensation consultant to assist it in benchmarking our executive compensation decisions and practices against the group of publicly-traded peer companies listed below. The market study was updated in the fall of 2010 for the purpose of assisting the Compensation Committee with establishing salaries, target bonus and target long-term incentive opportunities for officers in 2011. In 2012, PM&P re-evaluated the group of peer companies, and determined the group listed below provides an adequate basis to evaluate comparative positions. Generally, salaries and initial stock grants for our executive officers have been negotiated at the time of hire, taking into account the salaries and equity awards made to similarly situated executives at the companies in our peer group, as well as the executive's experience in the position and in the industry generally. Thereafter, salaries are subject to an annual review process and the adequacy of equity awards are reviewed annually.

        At the time the market analysis was last updated in the fall of 2012, the companies in our peer group included the following 15 publicly traded companies in the medical products and services sector, with revenue between $70 million and $400 million (with most between $90 million and $240 million), classification by Standard and Poor's ("S&P") as Health Care Equipment, Health Care Services or Life Sciences Tools & Services, equity market capitalization between $100 million and $1 billion (with most between $300 million and $500 million), to the extent possible, company considered part of the "cardio" sector of the Med Tech industry:

  •
  Affymetrix, Inc.

  •
  Natus Medical, Inc.

  •
  Angiodynamics, Inc.

  •
  Exactech, Inc.

  •
  Abiomed, Inc.

  •
  Quidel Corp.

  •
  Spectranetics Corp.

  •
  Cryolife, Inc.

  •
  Solta Medical, Inc.

  •
  Epocrates, Inc.

  •
  Vascular Solutions, Inc.

  •
  Bioclinica, Inc.

  •
  Cardiovascular Systems, Inc.

  •
  Palomar Med Technologies, Inc.

  •
  Atricure, Inc.

        To achieve its objectives for our executive compensation program, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other similarly situated companies that compete with us for executive talent and has periodically engaged PM&P to provide additional assurance that the Company's executive compensation programs are reasonable and consistent with its objectives. PM&P reports directly to the Compensation Committee, periodically participates in committee meetings, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Although the Compensation Committee reviews the compensation practices of our peer companies as described above, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of our executive officers, as well as the company's overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract and retain executives in the period of uncertainty that the company is currently facing.

  Elements of Executive Compensation

        The compensation program for our executive officers has consisted principally of base salary, short-term cash incentives and long-term incentives in the form of equity grants.

  Base Salary

        Generally, base salaries for our executives were established based on the scope of their responsibilities and individual experience, taking into account our informal understanding of competitive market compensation paid by other companies for similar positions within our industry. Base salaries are typically reviewed annually taking into account individual responsibilities, performance and achievement. Increases may be determined based upon specific performance related objectives or goals, as well as an overall evaluation of performance. Guidelines for annual merit increases are determined based upon achievement of company objectives for the year, as well as economic, industry and market factors.

        We believe, based on our recruiting efforts and general experience in our industry, that the base salary levels of our named executive officers are commensurate with the general salary levels for similar positions in medical device and services companies of similar size and stage of development and operations. In 2012, our Compensation Committee did not adjust the salaries for our named executive officers. The salaries in effect for 2012 and 2013 are set forth below.

Name	2012 and 2013 Base Salary
Joseph H. Capper	$535,000
Heather C. Getz, CPA	$322,000	*
Anna McNamara, RN	$321,360
Daniel Wisniewski	$320,000
Michael Geldart	$320,000

*
Ms. Getz's salary was increased from $298,000 for 2013 to be within the 50th percentile of peer group Chief Financial Officers.

        In February 2013, our Compensation Committee met to review performance for 2012 and, at Mr. Capper's recommendation, decided not to award any salary increases for our named executive officers for 2013, with the exception of Ms. Getz. Our Compensation Committee considered a number of factors in reaching its decision not to approve base salary increases for 2013, including financial and overall corporate and individual performance during 2012.

  Short-term Incentive Program

        We maintain our Management Incentive Plan ("MIP") to reward executives with annual cash bonuses for achievement of certain corporate performance objectives and individual objectives. The MIP operates on a calendar year schedule.

        While all employees of the Company are eligible to participate in the MIP, our Compensation Committee has the authority to designate which employees will participate in the MIP in any given year. Unless specifically excepted, an employee must be employed by us by October 1st of any given year to be eligible to participate in the MIP for the calendar year. In addition, unless specifically excepted, an eligible employee must be actively employed by us on the date bonuses are paid under the MIP to receive a payment. In general, bonuses under the MIP are paid out within the first two and one-half months following year-end.

        On an annual basis, our Compensation Committee selects the individual and corporate performance goals for the upcoming year and determines how the achievement of those goals will be measured and the amount of the bonuses determined. Each participant in the MIP is assigned a specific target award, based on his or her role and competitive market practice. The target award reflects the award to be paid for meeting predefined corporate and individual performance goals. Target awards are defined as a percentage of base salary. For 2012, the Compensation Committee determined that actual awards under the MIP could range from 0% to 200% of target, depending on performance. Within the formula under the MIP, our Compensation Committee has the discretion to take into account circumstances that may have affected performance as to any particular participant.

        For 2012, our Compensation Committee determined that the corporate performance measures were volume, revenue, EBITDA, as well as team objectives and established minimum and maximum goals. Our Compensation Committee determined that the above criteria was an appropriate corporate performance objective because it is linked to top line growth and the creation of stockholder value.

        For our named executive officers, the individual target bonuses approved by our Compensation Committee, expressed as a percentage of each person's base salary, were as follows:

Joseph H. Capper	100%
Heather C. Getz, CPA	60%
Other Named Executive Officers	50%

        In February 2013, our Compensation Committee evaluated the level of achievement of the financial goal, cost reduction goal, and the individual performance objectives relating to operational commitments relative to the executive officer's position (taking into account the weighting described above together with Mr. Capper's recommendations), and approved funding at 50% of target, with actual Named Executive Officer bonuses varying from that level based on individual performance evaluation performed by the Company's Chief Executive Officer for each Named Executive Officer. In making its decision to pay bonuses at these levels, our Compensation Committee balanced the management team's achievement of certain pre-established incentive plan goals with the overall performance of the Company. With respect to individual objectives, our Compensation Committee considered management's successes in acquiring ECG Scanning and CardioCORE. The Committee also considered the level of contribution made by each named executive officer with respect to the achievement of these goals based on the scope of their responsibilities with the Company, taking into account recommendations from Mr. Capper.

Joseph H. Capper	$267,500
Heather C. Getz, CPA	$107,316
Daniel Wisniewski	$72,000
Anna McNamara, RN	$80,340
Michael Geldart	$60,667	*

*
Reflects prorated bonus.

        For 2013, our Compensation Committee has determined that the goals under the MIP will be as follows and will be weighted as noted:

% of Payout	Goal
30%	Revenue
30%	EBITDA
40%	Team Objectives

        Our Compensation Committee determined that these goals are appropriate in order to continue to advance the Company's overall strategic objectives and to enhance stockholder value. The target bonus opportunity set for the named executive officers for 2013 under the MIP are as follows, and remain unchanged from the 2012 target bonus opportunities:

Joseph H. Capper	100%
Heather C. Getz, CPA	60%
Other Named Executive Officers	50%

  Long-term Incentive Programs

  Equity Compensation Plans

        Prior to our initial public offering, we granted equity awards primarily through our 2003 Equity Incentive Plan (the "2003 Plan"), which was adopted by our Board of Directors and stockholders to permit the grant of stock options, stock bonuses, and restricted stock to our officers, directors, employees and consultants. In the absence of a public trading market for our common stock prior to the closing of our initial public offering, our Board of Directors and Compensation Committee determined the fair market value of our common stock in good faith, based upon consideration of a number of relevant factors, including the status of our development efforts, financial status and market conditions. In addition, we secured an outside valuation from an independent valuation firm in order to set fair market value of our common stock.

        In connection with our initial public offering in 2008, our Board of Directors adopted new equity compensation plans. Specifically, our Board of Directors adopted the 2008 Equity Incentive Plan (the "2008 EIP"), the Director Plan (as described in more detail below under "Non-Employee Director Compensation") and the 2008 Employee Stock Purchase Plan (the "ESPP"). Each of the new plans became effective on March 18, 2008, upon the effectiveness of our initial public offering. The 2008 EIP replaced the 2003 Plan immediately following our initial public offering and affords our Compensation Committee much greater flexibility in making a wide variety of equity awards. The ESPP is available to all executive officers on the same basis as our other employees.

        Our 2008 EIP authorizes us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, performance cash awards and other stock awards. To date, we have granted only stock options and restricted stock units under the 2008 EIP. All stock options granted to our employees and directors were granted with an exercise price that was no less than the fair market value of a share of our common stock on the date such options were granted. Prior to January 2009, all option grants typically vested over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date, and the remaining shares vesting in equal monthly installments thereafter over three years. Beginning in January 2009, the Compensation Committee determined to modify the vesting schedule for new grants so that, as a general matter, grants would vest in 25% increments over a four year period beginning with the first anniversary of the date of grant. Our Compensation Committee determined that this vesting schedule better achieved the goal of our Compensation Committee to encourage retention and dedication to the success of the Company over a longer time horizon (since they vest only at the end of each anniversary year, and not monthly). All options have a ten year term (unless terminated earlier due to termination of service with the Company). Additional information regarding accelerated vesting upon or following a change in control is discussed below under "Potential Payments Upon Termination Or Change In Control."

Long Term Incentive Plan

        In October 2008, our Board of Directors adopted a Long Term Incentive Plan ("LTIP") to reward executives with stock option and restricted stock equity grants under our 2008 EIP, based on achievement of pre-established company performance objectives. The LTIP is effective for the issuance of grants based performance evaluations. The objectives of the LTIP are to drive growth in stockholder value, reward key employees for demonstrated value creation, provide a retention incentive for key employees, build equity ownership among the executive team, and focus executives on multi-year operating performance. In May 2010, the Board of Directors modified the vesting schedule for grants issued under the LTIP providing that all future grants will vest at the rate of 25% on December 31st following the grant date and on each of the first, second and third anniversaries thereafter. We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. Stock awards enable our executive officers to participate in any increase in stockholder value and personally participate in the risks of business setbacks. It is our belief that long-term incentives motivate and reward successful long-term value creation and the achievement of financial goals for the Company and our stockholders, as well as retain top executive talent.

        At the beginning of the next calendar year, awards will be granted following the determination of the corporate financial performance in each year. The target dollar values will be adjusted by up to 40% above or below the target dollar value stated above in the event that corporate performance exceeds or does not meet the target earnings per share goal. One-half of this adjusted dollar value will be converted into a stock option award (based on the Black-Scholes value of the option at the time of grant). The stock option will have a 10-year term and vest 25% per year commencing on December 31st after the date of the grant, and the three anniversaries of the commencement date thereafter. One-half of the adjusted dollar value will be converted into a restricted stock unit award (based on the closing stock price on the date of grant). The restricted stock unit award will vest in full on the third anniversary of the date of grant.

        In 2012, our Compensation Committee awarded a 100% of target equity payout to executives under the LTIP Plan based on 2011 results, and in 2013 our Compensation Committee awarded at 60% of target equity payout to executives under the LTIP Plan based on 2012 results. In addition, the Board of Directors approved a discretionary grant of 50,000 shares of common stock to Mr. Capper under the Company's EIP plan. The Board awarded this grant in recognition of his leadership effort during 2012. Such grant will be subject to the above term and vesting schedule.

        For our named executive officers, the individual target dollar values approved by our Compensation Committee for 2013 (which remain in effect for each year, unless modified by the Committee), expressed as a percentage of each person's base salary, were as follows:

Joseph H. Capper	200% of base salary
Heather C. Getz	75% of base salary
All Other Named Executive Officers	50% of base salary

        All executive officers and other employees selected by our Compensation Committee are eligible to receive awards under the LTIP. The LTIP provides for annual grants of restricted stock units and stock options under the 2008 EIP based on the achievement of a corporate goal based on adjusted earnings per share, as determined annually by our Compensation Committee. If corporate financial performance meets the specified earnings per share goal, the participants in the LTIP will receive awards based on each individual's target dollar value, which is determined by our Compensation Committee. For our named executive officers, the individual target dollar values approved by our Compensation Committee for 2013, expressed as a percentage of each person's base salary, are as follows:

Joseph H. Capper	200% of base salary
Heather C. Getz, CPA	75% of base salary
Other Named Executive Officers	50% of base salary

Employment Agreements

  Capper Agreement

        On June 15, 2010, we entered into an employment agreement with Joseph H. Capper, which provides that he will serve as the President and Chief Executive Officer of the Company. The agreement was effective on June 15, 2010 and continues until terminated in accordance with its terms.

        Pursuant to the terms of the Employment Agreement, Mr. Capper is entitled to a minimum base salary of $515,000. Mr. Capper also received a bonus payment of $150,000 in consideration of the incentive and equity compensation Mr. Capper forfeited from his prior employer. Beginning with the 2010 calendar year, Mr. Capper was eligible to participate in the MIP and LTIP in accordance with the terms of those plans. Mr. Capper's target annual bonus opportunity under the MIP is 100% of his base salary and Mr. Capper's target dollar value for purposes of the LTIP is 200% of base salary.

        Contemporaneously with his entry into the Employment Agreement, Mr. Capper received a restricted stock unit award with respect to 60,000 shares of CardioNet Common Stock and a stock option to purchase 500,000 shares CardioNet Common Stock.

        The Employment Agreement provides that in the event the Company terminates Mr. Capper without "cause" or Mr. Capper resigns for "good reason" (each as defined in the Employment Agreement), it will pay to Mr. Capper severance benefits that consist of the following (i) base salary and accrued and unused vacation earned through the date of his termination, and (ii) an amount equal to two times his base salary at the rate in effect at the time of termination plus two times his on-target annual performance incentive bonus in effect for the year of termination, such amount to be paid in 24 monthly installments. Mr. Capper will also be eligible for continued participation in the Company's medical, dental and vision plans for a period of up to 24 months. Mr. Capper's receipt of the amount described in clause (ii) above and the continued participation in the Company's medical, dental and vision plans are contingent upon his execution and non-revocation of a release of claims in the form attached to the Employment Agreement.

        Mr. Capper's employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason. Upon any termination by the Company, Mr. Capper agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board of Directors or any committee thereof. See the description under "Severance and Change in Control Benefits" and "Potential Payments Upon Termination or Change in Control" below for further information regarding severance benefits under Mr. Capper's employment agreement.

        As a condition of Mr. Capper's employment as our President and Chief Executive Officer, he executed and must abide by our Proprietary Information and Inventions Agreement. Under the employment agreement, Mr. Capper will be subject to non-competition restrictions for the term of his employment and during any period thereafter in which he is receiving severance benefits.

  Getz, Wisniewski, McNamara and Geldart Agreements

        The agreements provide severance and change in control benefits upon termination of the executives' termination of employment by us without cause or by the executives for good reason. See the description under "Severance and Change in Control Benefits" and "Potential Payments Upon Termination or Change in Control" below for further information regarding severance benefits under the employment agreements.

        As a condition of their employment with us, each executive must execute and abide by our Proprietary Information and Inventions Agreement. Under the employment agreements, each executive will be subject to non-competition restrictions for the term of his employment and during any period thereafter in which he is receiving severance benefits.

        Messrs. Wisniewski and Geldart and Ms. Getz and Ms. McNamara's employment with us is at will and may be terminated by us at any time and for any reason, or for no reason. Upon any termination by us, each executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the board or any committee thereof.

  Severance and Change in Control Benefits

        The employment agreements for each of our named executive officers provide for payments in the event that the executive is terminated by us without cause or by the executive for good reason, in each case, without regard to whether the termination occurs in the context of a change in control. With the exception of Mr. Capper, if the executive's employment is terminated by us without cause or by the executive for good reason in connection with a change in control, all of the executive's equity awards will immediately accelerate and become fully vested. All of Mr. Capper's equity awards will immediately accelerate and become fully vested upon a change in control without regard to a termination of employment (unless he is terminated for cause). Payments and benefits to Messrs. Capper, Wisniewski and Geldart and Ms. Getz and Ms. McNamara will be modified to avoid any excise tax under Section 409A of the Internal Revenue Code to the extent the modification would result in a greater net after-tax benefit to the executive. We believe these severance and change in control benefits are an essential element of our overall executive compensation package. The severance and change in control benefits were also determined through comparison to companies in our peer group.

        See "Potential Payments Upon Termination Or Change In Control" below for further information regarding the payments and benefits under the employment agreements.

  Other Compensation

        In addition, consistent with our compensation philosophy, we intend to continue to maintain broad based retirement and welfare employee benefit programs for all of our employees, in which our named executive officers are also eligible to participate. However, our Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable. In October 2009, effective January 1, 2010, our Compensation Committee approved a matching contribution under our 401(k) retirement plan of 100% on the first 3% of compensation deferred under the plan and 50% on the next 2% of compensation deferred under the plan (up to the applicable statutory limits under the Internal Revenue Code). In October of 2011, as part of the company's previously announced cost cutting initiative, the compensation committee suspended the 401(k) match, effective January 1, 2012.

        During 2012, we reimbursed Mr. Geldart and Ms. McNamara for the cost of certain living, commuting and relocation expenses. For Mr. Geldart, the Company made a tax gross up payment for the taxes he paid on the reimbursement of relocation expenses. With respect to Ms. McNamara, the Company made a tax gross up payment for the taxes she paid on the reimbursement of living expenses. We agreed to provide these benefits to these individuals because we view them as an integral part of our management team and essential in pursuing our strategic plans. Mr. Geldart's relocation reimbursement was a condition to his employment with the company, as he was required to relocate to Pennsylvania. Mr. Geldart's expense reimbursement relating to relocation is prescribed in his Employment Agreement with the Company. The Company is not contractually obligated to pay Mr. Geldart or Ms. McNamara for the cost of living and commuting expenses. Our Compensation Committee continually evaluates the compensation arrangements in place for our named executive officers and may determine to continue or eliminate these benefits, at its discretion. With respect to Mr. Geldart, benefits were provided on a temporary basis to provide him adequate time to relocate to a permanent residency near our headquarters

  Stock Ownership requirements

        The Board has determined that, based on the changes to the Non-Employee Director Compensation program (as more fully described below), no stock ownership requirement is necessary for its Board members and executive officers.

  Stock Option Pricing and Timing

        Our Compensation Committee has no formal policy on the timing of stock option or restricted stock unit grants. Historically, our Compensation Committee makes such grants in the first quarter of each calendar year. The exercise price is the closing price of the underlying CardioNet Common Stock on the grant date. If an executive officer of CardioNet is hired after the time the Company usually makes grants, management may recommend to our Compensation Committee that the officer receive equity compensation. Other than the Director Plan described in more detail under "Non-Employee Director Compensation" below (which has been frozen for future grants), we do not have any program, plan or obligation that requires us to grant equity compensation to executive officers on specified dates and we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our Compensation Committee (except with respect to grants made to our Chief Executive Officer, which must be approved by our Board of Directors), based on recommendations from our Compensation Committee, although our Compensation Committee does consider the recommendations of our Chief Executive Officer for executive officers other than himself.

  Deductibility of Compensation under Section 162(m)

        Section 162(m) of the Internal Revenue Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, our Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, our Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and our Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders. Shareholder approval of the Company's 2008 Equity Incentive Plan would ensure continued ability to qualify equity-based compensation under 162(m), as deemed appropriate by our Compensation Committee.

Risk Assessment of the Compensation Programs

        The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

  •
  A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

  •
  Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.

  •
  The annual cash incentive is dependent on multiple performance metrics including volume, revenue as well as individual goals related to specific strategic or operational objectives.

  •
  The long-term incentives are equity-based and awarded if certain earnings per share goals are met. These incentives have a minimum of 3 year vesting to complement our annual cash based incentives.

  •
  Capped Incentive Awards—Annual incentive awards capped at 200% of target.

        Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on CardioNet. In making this evaluation, the Committee reviewed the key design elements of our compensation programs in relation to industry norms as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Form 10-K for the year ended December 31, 2012.

Ronald A. Ahrens, Chair
Rebecca W. Rimel
Eric N. Prystowsky, M.D.

April 15, 2013

 Non-Employee Director Compensation

        In July 2007, our Board of Directors adopted a compensation program for our non-employee directors, or the "Non-Employee Director Compensation Policy." The Non-Employee Director Compensation Policy became effective in March 2008 and was amended in August 2008. In January 2012, in light of the appointment of an independent Chairman of the Board, the Board of Directors revised the Non-Employee Director Compensation Policy to remove the lead director role and related compensation, and added an annual cash retainer of $100,000 for the non-executive Chairman of the Board role.

        Prior to 2009, our non-employee directors received initial and annual, automatic, non-discretionary grants of nonqualified stock options to purchase 5,000 shares of CardioNet Common Stock under the terms and provisions of our director compensation plan (the "Director Plan"), which became effective in March 2008. Each of these grants vested in 12 equal monthly installments following the date of the grant. In connection with the adoption of the Compensation Program for Non-Employee Directors (as defined below), which became effective as of the date of the 2009 Annual Meeting and supersedes and replaces all prior non-employee director compensation programs, the Director Plan was frozen and no further grants will be made under that plan, unless our Board of Directors determines to unfreeze the Director Plan in the future.

        In addition to the foregoing, each non-employee director that joined our Board of Directors prior to the closing of our initial public offering was automatically granted a non-statutory stock option to purchase 15,000 shares of CardioNet Common Stock under our 2003 Plan with an exercise price equal to the then fair market value of CardioNet Common Stock and each non-employee director assuming the role of a chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees during such period was automatically granted an additional non-statutory option to purchase 7,500 shares of CardioNet Common Stock under our 2003 Plan with an exercise price equal to the then fair market value of CardioNet Common Stock on the date of grant. Each of these grants vest over a three year period, 33 1/3% of which will vest upon the first anniversary of the date of grant and the remainder will vest in a series of 24 successive equal monthly installments thereafter. All stock options granted have a maximum term of ten years and will vest in full upon the closing of a change in control transaction.

        In May 2010, our Board of Directors adopted a revised compensation program for our non-employee directors, or the "Compensation Program for Non-Employee Directors." Pursuant to the Compensation Program for Non-Employee Directors, each non-employee director receives:

          Initial Restricted Stock Unit Award:     Upon his or her first election or appointment as a member of our Board of Directors, a non-employee director will receive a restricted stock unit award under the 2008 EIP representing the right to receive that number of shares of CardioNet Common Stock determined by dividing $80,000 by the fair market value of a share of CardioNet Common Stock on the award date. The restricted stock units will vest in four successive quarters following the award date and will be distributed in the form of common stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under Section 409A of the Internal Revenue Code.

          Annual Retainer:     At the individual's election, each non-employee director will receive either a cash award of $50,000 (paid in quarterly installments over the calendar year) or a restricted stock unit award equal to 100% of the amount of the retainer that the director elects to have converted divided by the fair market value of the CardioNet Common Stock on the award date. The restricted stock unit will be awarded under the 2008 EIP as of the date of the annual meeting of the Company's stockholders and will vest in four successive quarters following the award date and will be distributed in the form of common stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under Section 409A of the Internal Revenue Code.

          Annual Restricted Stock Unit Award:     Each non-employee director will receive a restricted stock unit award under the 2008 EIP as of the date of the annual meeting of the Company's stockholders. The number of shares will be determined by dividing $80,000 by the fair market value of the stock on the award date. The restricted stock units will vest in four successive quarters following the award date and will be distributed in the form of common stock on the earliest to occur of the non-employee director's death, disability, separation from service or a change in the ownership or effective control of the Company within the meaning of such term under Section 409A of the Internal Revenue Code.

          Independent Chairman Retainer:     A non-employee director serving in the role as Chairman of the Board may elect to receive either a cash award of $100,000 (the "Chairman Retainer") (paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with the first calendar quarter following the date of the 2013 annual meeting) or a restricted stock unit award equal to 100% of the amount of the Chairman Retainer the Chairman elects to have converted into a restricted stock unit award divided by the fair market value of common stock as of the date the restricted stock units are granted. Any fractional share will be rounded up to the next whole share of common stock. The restricted stock units will vest proportionally over the four successive quarters following the award date. In the event of the occurrence of the non-employee director's death, "disability" (within the meaning of such term under Code Section 409A(a)(2)(C)), "separation from service" (within the meaning of such term under Code Section 409A(a)(2)(A)(i)) or a 409A change in control event prior to the full vesting date, all outstanding restricted stock units shall be fully vested. Notwithstanding any other provision to the contrary, the vested restricted stock units will not be distributed in the form of common stock until the earliest to occur of the lead director's death, "disability (within the meaning of such term under Code Section 409A(a)(2)(C)), "separation from service" (within the meaning of such term under Code Section 409A(a)(2)(A)(i)) or a 409A change in control.

          Committee Chairperson Retainer:     In addition to the above, non-employee directors serving as chairpersons of the Audit, Compensation or Nominating and Corporate Governance Committees will receive additional annual cash compensation as follows:

      Audit Committee Chair: $15,000
      Compensation Committee Chair: $10,000
      Nominating and Corporate Governance Committee Chair: $10,000

          Committee Member Retainer:     Non-employee directors serving as a committee member will receive additional cash compensation as follows:

      Audit Committee Member: $7,500
      Compensation Committee Member: $5,000
      Nominating and Corporate Governance Committee Member: $5,000

        In January 2012, in light of the appointment of an independent Chairman of the Board of Directors, the Board eliminated the lead director role and added an annual cash award of $100,000 for the Chairman of the Board.

        As Chairman of the Board, Mr. Gorman will receive the annual non-employee director restricted stock unit award described above, and a cash award of $100,000 (paid in 4 quarterly installments over the calendar year as of the last day of each calendar quarter beginning with the first calendar quarter following the inception of his service as Chairman in October 2011) or a restricted stock unit award equal to 100% of the amount of the cash award Mr. Gorman elects to have converted into a restricted stock unit award divided by the fair market value of common stock as of the date the restricted stock units are granted.

        In addition to the foregoing, we have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

        The following table sets forth information concerning the compensation that we paid or awarded during the year ended December 31, 2012 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Kirk E. Gorman	56,875	133,756	—	—	190,631
Rebecca W. Rimel	55,000	80,002	—	—	135,002
Eric N. Prystowsky, M.D.	60,000	80,002	—	—	140,002
Ronald A. Ahrens	—	145,007	—	—	145,007
Robert J. Rubin, M.D.	25,625	113,757	—	—	139,382
Anthony J. Conti	32,500	160,004			192,504

Summary Compensation Table

        The following table provides information regarding the compensation earned during the years ended December 31, 2010, 2011 and 2012 by each person serving in 2012 as a principal executive officer, principal financial and accounting officer or other executive officer, who we collectively refer to herein our "named executive officers."

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All other compensation ($)	Total ($)
Joseph H. Capper	2012	535,000		534,999	519,290	267,500	—	1,856,789
President and Chief	2011	531,154	—	154,502	155,889	267,500	112,811	1,221,856
Executive Officer	2010	265,423	—	393,600	2,014,635	137,500	245,891	3,057,049
Heather C. Getz	2012	298,100		111,787	108,504	107,316	—	625,707
Senior Vice President,	2011	292,888	—	60,976	104,639	89,430	—	547,934
Chief Financial Officer	2010	244,058	—	99,548	77,814	93,495	—	514,915
Anna McNamara(2)	2012	321,360		80,340	77,980	80,340	58,506	618,526
Senior Vice President,	2011	319,560	—	46,798	90,337	80,340	58,041	595,076
Clinical Operations	2010	307,846	—	44,996	38,537	89,700	61,213	542,292
Michael Geldart(3)	2012	166,154		43,200	124,030	60,667	184,200	578,251
Senior Vice President,	2011	—	—	—	—	—	—	—
Corporate Strategy and	2010	—	—	—	—	—	—	—
Business Development
Daniel Wisniewski	2012	320,000		79,999	77,650	72,000	—	549,649
Senior Vice President,	2011	320,000	—	—	—	80,000	—	400,000
Operations	2010	12,308	—	84,800	257,624	—	156,063	510,795

(1)
Calculated in accordance with FASB ASC Topic 718 using the grant date fair value as described in Note 13 of the Companys Consolidated Financial Statements for the year ended December 31, 2012 included in the Annual Report on Form 10-K as filed with the Commission on February 22, 2013.

(2)
Ms. McNamara joined CardioNet in 2002 and currently serves as our Senior Vice President, Clinical Operations. All other compensation for 2012 includes $42,165 for certain living and commuting expenses and a tax gross up payment of $16,341 for the taxes applicable to the reimbursement of these expenses.

(3)
Mr. Geldart was appointed our Senior Vice President, Corporate Strategy and Business Development in 2012. All other compensation for 2012 includes $84,200 in consulting fees prior to his appointment with CardioNet, $30,000 sign on bonus, $37,362 for relocation expenses and a tax gross up payment of $70,000 for the taxes applicable to the reimbursement of these expense relocation expense.

Grants of Plan-Based Awards

        All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of CardioNet Common Stock as determined in good faith by our Board of Directors on the date of the grant. All stock options were granted under our 2008 plan.

								All Other Stock Awards Number of Shares of Stock or Units (#)(1)				Grant Date Fair Value of Stock and Option Awards ($)(5)
									All Other Option Awards Number of Securities Underlying Options (#)(2)
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Joseph H. Capper	2/21/2012	—	535,000	1,070,000	642,000	1,070,000	1,498,000	—	35,714		2.8	59,208
	2/21/2012	—	—	—	—	—	—	191,071	—		—	534,999
	2/21/2012	—	—	—	—	—	—	—	277,518		2.8	460,082
Heather C. Getz	2/21/2012	—	322,000	241,500	144,900	241,500	338,100	39,924	—		—	111,787
	2/21/2012	—	—	—	—	—	—	—	13,463		2.8	22,320
	2/21/2012	—	—	—	—	—	—	—	51,986		2.8	86,185
Anna McNamara	2/21/2012	—	321,360	160,680	96,408	160,680	224,952	—	35,361		2.8	58,623
	2/21/2012	—	—	—	—	—	—	—	11,676		2.8	19,357
	2/21/2012	—	—	—	—	—	—	28,693	—		—	80,340
Daniel M. Wisniewski	2/21/2012	—	320,000	160,000	96,000	160,000	224,000	28,571	—		—	79,999
	2/21/2012	—	—	—	—	—	—	—	35,124		2.8	58,230
	2/21/2012	—	—	—	—	—	—	—	11,714		2.8	19,420
Michael Geldart	6/11/2012	—	320,000	160,000	96,000	160,000	224,000	—	100,000	(3)	2.16	124,030
	6/11/2012	—	—	—	—	—	—	20,000	—		—	43,200

(1)
Represents restricted stock units (the "RSU's"). RSU's will vest in full on the third anniversary of the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Issuer. The shares of common stock underlying the RSU's will be issued when the RSU's vest.

(2)
The options will vest at the rate of 25% on December 31st following the grant date and on each of the first, second and third anniversaries thereafter.

(3)
The options will vest in four equal annual installments commencing on the first anniversary of the date of grant and expire if not exercised within ten years from the date of grant.

(4)
Represents the fair market value of CardioNet Common Stock as determined in good faith by our Board of Directors on the date of the grant.

(5)
The amounts reported represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC 718 as described in Note 13 of the Companys Consolidated Financial Statements for the year ended December 31, 2012 included in the Annual Report on Form 10-K as filed with the Commission on February 22, 2013.

Outstanding Equity Awards at December 31, 2012

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers for 2012 that remain outstanding as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph H. Capper	250,000	(3)	250,000		6.56	6/15/2020	—	—
	27,166	(4)	27,119		4.67	3/4/2021	—	—
	78,308	(4)	199,210		2.8	2/21/2022	—	—
	—		—		—	—	60,000	136,800
	—		—		—	—	33,084	75,432
	—		—		—	—	191,071	435,642
	—		35,714		2.8	2/21/2022	—	—
Heather C. Getz	22,932	(5)	—		17.44	5/11/2019	—	—
	17,068	(5)	—		17.44	5/11/2019	—	—
	7,500	(3)	2,500		6.95	8/12/2019	—	—
	5,000	(3)	5,000		6.43	1/22/2020	—	—
	4,176	(4)	1,394		8.79	5/10/2020	—	—
	3,750	(3)	11,250		4.67	3/4/2021	—	—
	10,702	(4)	10,703		4.67	3/4/2021	—	—
	16,362	(4)	49,087		2.8	2/21/2022	—	—
	—		—		—	—	10,000	22,800
	—		—		—	—	39,924	91,027
	—		—		—	—	13,057	29,770
	—		—		—	—	4,010	9,143
Anna McNamara	7,500	(3)	2,500		6.95	8/12/2019	—	—
	5,331	(4)	1,779		8.79	5/10/2020	—	—
	8,214	(4)	8,215		4.67	3/4/2021	—	—
	3,750	(3)	11,250		4.67	3/4/2021	—	—
	11,759	(4)	35,278		2.8	2/21/2022	—	—
	—		—		—	—	5,119	11,671
	—		—		—	—	28,693	65,420
							10,021	22,848
Daniel Wisniewski	50,000	(3)	50,000		4.24	12/6/2020	—	—
	11,709	(4)	35,129		2.8	2/21/2022	—	—
	—		—		—	—	20,000	45,600
							28,571	65,142
Michael Geldart	—		100,000	(3)	2.16	6/11/2022	—	—
	—		—		—	—	20,000	45,600

(1)
Unless otherwise noted herein, the RSU's will vest in full on the third anniversary of the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of common stock underlying the RSU's will be issued when the RSU's vest.

(2)
Value based on the closing stock price of a share of CardioNet Common Stock on December 31, 2012 ($2.28).

(3)
The options will vest in four equal annual installments commencing on the first anniversary of the date of the grant and expire if not exercised within ten years from the date of the grant.

(4)
The shares will vest at the rate of 25% on December 31 and on each of the first, second and third anniversaries of the Vesting Commencement Date.

(5)
These options were fully vested in December 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph H. Capper	—	—	—	—
Heather C. Getz	—	—	10,000	24,200
Anna McNamara	—	—	27,788	72,543
Daniel Wisniewski	—	—	—	—
Michael Geldart	—	—	—	—

(1)
The value realized on exercise of stock option awards is the difference between the stock price on the date of exercise and the exercise price of the options.

Option Re-pricings

        We did not engage in any re-pricings of any of our named executive officers' outstanding equity awards during the year ended December 31, 2012.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

        None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Potential Payments Upon Termination Or Change In Control

        In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control. The payment amounts discussed and in the table below reflect the payments that would have been due to the named executive officers had the termination or change in control event occurred on December 31, 2012. The information in this section does not include information relating to payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. On December 31, 2012, the last reported sale price of CardioNet Common Stock on the NASDAQ Global Market was $2.28 per share. Actual amounts payable would vary based on the date of the named executive officer's termination of employment and can only be finally determined at that time.

        Unless specified otherwise, the information in this section is based upon the terms of the (i) Employment Agreement between us and Mr. Capper, dated June 15, 2010, (ii) Employment Agreement between us and Ms. McNamara, dated October 19, 2009, (iii) Employment Agreement between us and Ms. Getz, dated January 15, 2010, (iv) Employment Agreement between us and

Michael Geldart, dated June 11, 2012, and (v) Employment Agreement between us and Daniel Wisniewski, dated December 7, 2010 (collectively, the "Agreements").

        The Agreements provide each of our named executive officers severance payments and benefits upon termination of employment by us without cause or by the executives for good reason. Mr. Capper is entitled to a cash severance payment equal to the sum of (i) 2x his respective annual base salaries as of the last day of active employment and (ii) 2x his on-target annual performance incentive bonus in effect at the time of termination. With the exception of Mr. Capper, the other executives are entitled to a cash severance payment equal to the sum of (i) 1x their annual base salaries as of the last day of active employment and (ii) 1x their on-target annual performance incentive bonus in effect at the time of his termination.

        In addition, we will continue to provide to each of our named executive officers continued participation in our medical, dental and vision plans at the same premium rates and cost sharing as may be charged from time to time for employees generally for a specified period of time. Specifically, Mr. Capper will receive continued coverage for twenty-four months following the applicable date of termination and the other executives will have continued coverage for twelve months following the applicable date of termination.

        The foregoing severance payments and benefits payable upon termination of employment to each named executive officer are conditioned on the execution of a written waiver and release of claims. In addition, for all of our named executive officers, such payments and benefits are consideration for the restrictive covenants set forth in the Agreements. Specifically, during the term of each executive's employment with us and during any period thereafter in which severance payments or benefits are paid, the executive may not compete with us (as defined in the Agreement).

        The Agreements also provide each named executive officer (with the exception of Mr. Capper) with accelerated vesting of their equity awards in connection with termination of employment following a change in control. Specifically, if the executive's employment is terminated by us without cause or by the executive for good reason within thirty days before or twelve months after a change in control, all of equity awards will immediately accelerate and become fully vested. Mr. Capper's equity awards will immediately accelerate and become fully vested upon a change in control without regard to termination of his employment (unless he is terminated for cause).

        In the event any payment or benefit to the other executive officers would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the affected executive will be entitled to the greater of (on a net after-tax basis): (i) the largest amount of the payment that would result in no portion of the payment or benefit being subject to the excise tax under Section 4999 of the Internal Revenue Code, or (ii) the entire payment or benefit without any reduction to avoid the excise tax.

        The Agreements do not provide any severance payments or benefits upon a termination by us for cause, by the executive without good reason, or on account of the executive's disability or death. The executive would be entitled only to base salary and unused vacation benefits earned through the date of the executive's termination of employment and the amount of any vested benefits under our benefit plans. We will have no further obligations to the executive under the Agreements, except as provided by law.

        A termination for cause under the Agreements would generally result from an executive's: (i) willful and repeated failure to satisfactorily perform his job duties, (ii) willful commission of an act that materially injures our business, (iii) willful refusal or failure to follow lawful and reasonable directions of our Board of Directors, (iv) conviction of, or plea of nolo contendere to, any felony involving moral turpitude, (v) engagement or in any manner participation in any activity which is directly competitive with or injurious to us or any of our affiliates or which violates any restrictive covenants applicable to the executive, (vi) commission of any fraud against us, and our affiliates, employees, agents or customers or use or intentional appropriation for the executive's personal use or benefit of any company funds or property not authorized by our Board of Directors to be so used or appropriated, or (vii) material breach of or willful failure to comply with our policies, including, but not limited to, equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non-disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes-Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on our behalf.

        Good reason under the Agreements generally exists if, without the executive's consent, there is: (i) a change in the executive's title that is accompanied by a material reduction in the executive's duties, authority or responsibilities relative to the executive's duties, authority or responsibilities in effect immediately prior to such reduction, (ii) a relocation of the executive's principal business location to a point that requires a one-way increase of the executive's commuting distance of more than fifty miles, (iii) a material reduction of the executive's base salary, or (iv) a failure on our part to obtain the agreement from any successor to assume or agree to perform our obligations under the Agreements.

        Under the Agreements, a change in control would be deemed to have occurred if (i) we consolidate or merge with and into any other corporation or other entity or person, or any other corporate reorganization occurs, in which our capital stock immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, (ii) we are party to any transaction, or series of related transactions in which more than 50% of our voting power is transferred (except any consolidation or merger effected exclusively to change our domicile or any transaction or series of transactions principally for bona fide equity financing purposes in which we receive cash or our indebtedness is canceled), or (iii) we sell, lease, license or dispose of all or substantially all of our assets. The Agreements do not provide for any tax gross-up compensation for excise taxes.

        The following table summarizes the amounts payable to each of our named executive officers based on the items described above with respect to each of the events set forth in the table.

Named Executive Officer	Involuntary Termination without Cause or For Good Reason Unrelated to Change of Control	Upon a Change of Control	Involuntary Termination without Cause or For Good Reason Related to a Change of Control
Capper, Joseph H.
Cash Severance	$2,140,000	$0	$2,140,000
Continued Welfare	$20,396	$0	$20,396
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$647,873	$647,873
Total Value	$2,160,396	$647,873	$2,808,269
Getz, Heather C.
Cash Severance	$515,200	$0	$515,200
Continue Welfare	$10,925	$0	$10,925
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$152,739
Total Value	$526,125	$0	$678,864
Michael Geldart
Cash Severance	$480,000	$0	$480,000
Continue Welfare	$14,911	$0	$14,911
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$45,600
Total Value	$494,911	$0	$540,511
McNamara, Anna
Cash Severance	$482,040	$0	$482,040
Continue Welfare	$8,010	$0	$8,010
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$99,939
Total Value	$490,050	$0	$581,979
Daniel Wisniewski
Cash Severance	$480,000	$0	$480,000
Continue Welfare	$10,976	$0	$10,976
Acceleration Value of Stock Options	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$57,275
Total Value	$490,976	$0	$548,251

PROPOSAL THREE:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        In 2012, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The following table represents aggregate fees billed to the Company for the years ended December 31, 2012 and 2011, respectively, by Ernst & Young LLP, the Company's independent registered public accounting firm. All fees described below were approved by the Audit Committee.

	Year Ended
	2012	2011
Audit Fees(1)	$606,400	$475,000
Audit-related Fees(4)	$0	$465,000
Tax Fees(2)	$30,000	$151,000
All Other Fees(3)	$13,000	$0

Total Fees	$649,400	$1,091,000

(1)
Audit fees were principally for services rendered for the audit and/or review of our consolidated financial statements.

(2)
Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(3)
All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP relating to an audit of the Company's Employee Benefit Plan.

(4)
Audit-related fees were for professional services related to merger and acquisition due diligence. No such fees were incurred in 2012.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policies generally pre-approve specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. 100% of the independent registered public accounting firm's fees were pre-approved.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

        THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL THREE.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-persons transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than five percent of CardioNet Common Stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the terms of the transaction;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as our Audit Committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

        We are not aware of any transaction required to be reported as a related-person transaction since January 1, 2012 where such policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

Stock Options Granted to Executive Officers and Directors

        We have granted stock options to our executive officers and directors, as more fully described in the section entitled "Director and Executive Compensation" on page 41.

Indemnification Agreements

        We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

ADDITIONAL INFORMATION

Stockholder Proposals Due For Next Year's Annual Meeting

        Stockholders who wish to include proposals in the proxy statement for the 2014 Annual Meeting must submit such proposals in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement for the 2014 Annual Meeting, such stockholder proposals must be submitted in writing by February 21, 2014. In addition, stockholders may wish to have a proposal presented at the 2014 Annual Meeting but not to have such proposal included in the proxy statement for the 2014 Annual Meeting. Pursuant to our bylaws, notice of any such proposal must be received by us between March 27, 2014 and April 26, 2014. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any stockholder proposals must be submitted to CardioNet's Secretary at 227 Washington Street #210, Conshohocken, Pennsylvania 19428. You should submit any proposal by a method that permits you to prove the date of delivery to us.

        Your notice to the Secretary shall set forth: (A) your name and address, and the class and number of shares of CardioNet Common Stock, which you beneficially own; (B) whether you intend to deliver a proxy statement and form of proxy to the holders of at least the number of shares of the Company necessary to carry the proposal, or in the case of a nomination for director, a sufficient number of shares of the Company necessary to elect such nominee; (C) as to each person whom you propose to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (D) as to any other business that you propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest you have in such business.

        For more information, please refer to the Company's Bylaws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-145547) originally filed with the SEC on August 17, 2007.

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such reports furnished to us and representatives of these persons, all reports required to be filed have been filed for the year ended December 31, 2012.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are CardioNet stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your written request to CardioNet, Inc., Peter Ferola, Secretary, 227 Washington Street #210, Conshohocken, Pennsylvania 19428 or contact Peter Ferola at (610) 729-0212. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request "householding" of their communications should contact their brokers.

Other Business At Our Annual Meeting

        Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

VALIDITY OF SHARES

        Greenberg Traurig, LLP, Fort Lauderdale, Florida, will pass upon the validity of the shares of BioTelemetry Common Stock offered by this proxy statement/prospectus.

 EXPERTS

        The consolidated financial statements of CardioNet, Inc. appearing in CardioNet, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of CardioNet, Inc.'s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

        BioTelemetry filed a registration statement on Form S-4 to register with the SEC the shares of BioTelemetry Common Stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BioTelemetry in addition to being a proxy statement of CardioNet for the annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.

Other SEC Filings

        CardioNet files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CardioNet's SEC filings are also available on the SEC's web site located at www.sec.gov, and certain filings are available on CardioNet's web site at www.cardionet.com.

Documents Incorporated by Reference

        We are "incorporating by reference" into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus supplement has been completed.

        We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 0-10961)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2012
Quarterly Report on Form 10-Q	Three Months Ended March 31, 2013
Current Reports on Form 8-K	February 22, 2013, April 22, 2013, May 23, 2013
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus supplement

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus.

        You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

    CardioNet, Inc.
    227 Washington Street #210
    Conshohocken, Pennsylvania 19428
    Telephone: (800) 908-7103
    Attn: Investor Relations

        If you would like to request documents from us, please do so by July 16, 2013 to receive them before the annual meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the annual meeting proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

        This proxy statement/prospectus is dated June 7, 2013. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the BioTelemetry Common Stock in the reorganization shall imply information is accurate as of any other date.

By order of the Board of Directors,
CardioNet, Inc.

Peter Ferola
 Secretary

Conshohocken, Pennsylvania
June 7, 2013

Annex I

AGREEMENT AND PLAN OF REORGANIZATION

OF

CARDIONET, INC.,

BIOTELEMETRY, INC.

AND

BIOTELEMETRY MERGER SUB, INC.

        This Agreement and Plan of Reorganization (this "Agreement") dated as of April 22, 2013 is made by and among CardioNet, Inc., a Delaware corporation (the "Corporation"), BioTelemetry, Inc., a Delaware corporation ("Holdings") and BioTelemetry Merger Sub, Inc., a Delaware corporation (the "Merger Sub").

RECITALS:

        WHEREAS, as of the date hereof, the authorized capital stock of the Corporation consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the "Corporation Common Stock") of which approximately 25,380,656 shares are issued and outstanding, approximately 5,522,889 shares are reserved for issuance under the Corporation's Plans (as defined below) and upon exercise of outstanding Corporation Awards (as defined below) and no shares are held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value ("Corporation Preferred Stock"), of which none is outstanding;

        WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the "Holdings Common Stock") of which 100 shares are issued and outstanding and held by the Corporation, and no shares are held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value ("Holdings Preferred Stock"), of which none is outstanding;

        WHEREAS, as of the date hereof, all of the issued and outstanding common stock of the Merger Sub ("Merger Sub Common Stock") is held by Holdings;

        WHEREAS, Holdings and Merger Sub are newly formed entities organized for the purposes of participating in the transactions herein contemplated;

        WHEREAS, the Board of Directors of each of the Corporation, Holdings and the Merger Sub have unanimously determined that it is advisable and in the best interests of their respective stockholders to reorganize to create a new holding company structure by merging the Corporation with the Merger Sub with the Corporation being the surviving entity (sometimes hereinafter referred to as the "Surviving Corporation"), and converting each outstanding share of Corporation Common Stock into one share of Holdings Common Stock, all in accordance with the terms of this Agreement (the "Proposed Reorganization");

        WHEREAS, the Boards of Directors of each of the Corporation, Holdings and the Merger Sub have approved this Agreement and the merger of the Corporation with the Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, the Boards of Directors of each of the Corporation and Merger Sub have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of the Corporation and Merger Sub have unanimously determined to recommend to their stockholders and sole stockholder, respectively, the adoption of this

Annex I-1

Agreement and the approval of the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"); and

        WHEREAS, the sole stockholder of the Merger Sub has approved this Agreement and the Merger.

AGREEMENT:

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Corporation, Holdings and the Merger Sub, intending to be legally bound, hereby agree as follows:

          1.    Merger.    Upon the terms and subject to the conditions set forth in this Agreement, the Merger Sub shall be merged with and into the Corporation, pursuant to and in accordance with Section 251 of the DGCL, the separate corporate existence of the Merger Sub shall cease and the Corporation shall continue its existence as the Surviving Corporation under the DGCL.

          2.    Effects of the Merger.    After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Corporation, which shall be the Surviving Corporation, shall file a certificate of merger, substantially in the form attached hereto as Exhibit A (the "Certificate of Merger"), with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). The Merger shall have the effects set forth in the DGCL.

          3.    Certificate of Incorporation; Bylaws; Directors and Officers.    Subject to the terms and conditions of this Agreement, from and after the Effective Time: (a) the certificate of incorporation of the Corporation in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation unless and until amended in accordance with their terms and applicable law; (b) the bylaws of the Corporation in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law; and (c) the directors and officers of the Merger Sub shall be the directors and officers of the Surviving Corporation.

          4.    Directors and Officers of Holdings.    Prior to the Effective Time, the Corporation in its capacity as the sole stockholder of Holdings, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of the Corporation immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of Holdings, each such person to have the same office(s) with Holdings (and the same committee memberships in the case of directors) as he or she held with the Corporation, with the directors serving in the same class that they serve with the Corporation to serve until the earlier of the next meeting of the Holdings stockholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement)

          5.    Additional Actions.    Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the DGCL.

          6.    Cancellation of the Shares of Holdings; Conversion of the Shares of the Merger Sub; Conversion of Shares of the Corporation.    At the Effective Time by virtue of the Merger and without any action on the part of the Corporation, Holdings or the Merger Sub: (a) Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled, retired and shall cease to exist; (b) The Merger Sub Common Stock owned by Holdings will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Corporation; and (c) each share of Corporation Capital Stock issued and

Annex I-2

  outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be automatically converted into one, duly issued, fully paid and nonassessable share of Holdings Common Stock (the "Merger Consideration"). From and after the Effective Time, holders of certificates formerly evidencing Corporation Common Stock shall cease to have any rights as stockholders of the Corporation, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 7 herein.

          7.    No Surrender of Certificates; Direct Registration of Holdings Common Stock.    At the Effective Time, each outstanding share of Corporation Common Stock (other than any shares of Corporation Common Stock to be cancelled in accordance with Section 6) shall automatically represent the same number of shares of Holdings Common Stock without any further act or deed by the stockholders of the Corporation. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Corporation Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

          8.    Assumption of Corporation Awards.    At the Effective Time, all unexercised and unexpired options to purchase Corporation Common Stock ("Corporation Options") or restricted stock units (collectively with Corporation Options, "Corporation Awards") then outstanding under the Corporation's 2008 Equity Incentive Plan, the 2008 Non-employee Directors' Stock Option Plan, the 2003 Equity Incentive Plan and the Employee Stock Purchase Plan (collectively, the "Corporation Plans"), whether or not then exercisable, will be assumed by Holdings. Each Corporation Award so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Corporation Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Corporation Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of Holdings Common Stock equal to the number of shares of Corporation Common Stock that were subject to such Corporation Award immediately prior to the Effective Time.

          9.    Assignment and Assumption of Agreements.    Effective as of the Effective Time, the Corporation hereby assigns to Holdings, and Holdings hereby assumes and agrees to perform, all obligations of the Corporation pursuant to the Corporation Plans, each stock option agreement and restricted stock unit agreement entered into pursuant to the Corporation Plans, and each outstanding Corporation Award granted thereunder. The Corporation and Holdings will take or cause to be taken all actions necessary or desirable in order to implement the assumption by Holdings of the Corporation Plans, each stock option agreement or restricted stock unit agreement entered into pursuant thereto, and each Corporation Award granted thereunder, all to the extent deemed appropriate by the Corporation and Holdings and permitted under applicable law.

          10.    Registration Statement; Proxy/Prospectus.    As promptly as practicable after the execution of this Agreement, the Corporation shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form relating to the Stockholders' Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement" and the prospectus contained in the Registration Statement together with the Proxy Statement, the "Proxy/Prospectus"), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the stockholders

Annex I-3

  of the Corporation as the Merger Consideration. Each of Holdings and the Corporation shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of Holdings Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Corporation shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Corporation's stockholders the Proxy/Prospectus in light of the date set for the Stockholders' Meeting.

          11.    Meeting of Corporation Stockholders.    The Corporation shall take all action necessary in accordance with the DGCL and the Corporation's Amended and Restated Certificate of Incorporation and Bylaws (together, the "Corporation Charter Documents") to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the "Stockholders' Meeting") to be held no less than 10 nor more than 60 days following the distribution of the definitive Proxy/Prospectus to its stockholders. The Corporation will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger.

          12.    Conditions Precedent.    The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

    a.
    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Holdings or the Corporation, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of Holdings or the Corporation, threatened by the SEC and not concluded or withdrawn;

    b.
    This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Corporation in accordance with the DGCL and the Corporation Charter Documents;

    c.
    The Holdings Common Stock to be issued pursuant to the Merger shall have been approved for listing by the NASDAQ Global Market ("NASDAQ");

    d.
    No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

          13.    Amendment.    At any time prior to the Effective Time, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the parties hereto.

          14.    Termination.    At any time prior to the Effective Time, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of the Corporation if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest

Annex I-4

  of the Corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Corporation, Holdings nor Merger Sub nor their respective stockholders, members, directors or officers shall have any liability with respect to such termination and abandonment.

          15.    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the Merger and supersedes all prior agreements, written or oral, with respect thereto.

          16.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

          17.    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns

          18.    Headings.    The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          19.    Severability of Provisions.    The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

          20.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one in the same document.

[SIGNATURE PAGE FOLLOWS]

Annex I-5

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

CORPORATION:
CARDIONET, INC., a Delaware corporation
By:	/s/ PETER FEROLA
	Name:	Peter Ferola
	Title:	Senior Vice President, General Counsel and Secretary
HOLDINGS:
BIOTELEMETRY, INC., a Delaware corporation
By:	/s/ PETER FEROLA
	Name:	Peter Ferola
	Title:	Senior Vice President, General Counsel and Secretary
MERGER SUB:
BIOTELEMETRY MERGER SUB, INC., a Delaware corporation
By:	/s/ PETER FEROLA
	Name:	Peter Ferola
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Reorganization]

Annex I-6

EXHIBIT A

Certificate of Merger

Annex I-7

 CERTIFICATE OF MERGER

OF

BIOTELEMETRY MERGER SUB, INC.

WITH AND INTO

CARDIONET, INC.

(Pursuant to Section 251 of the General Corporation Law
of the State of Delaware)

April             , 2013

        CardioNet, Inc., a Delaware corporation, hereby certifies that:

          1.     The name and state of incorporation of each of the constituent corporations is as follows:

            (a)   CardioNet, Inc., a Delaware corporation (the "Acquiring Corporation");

            (b)   BioTelemetry, Inc., a Delaware corporation and wholly owned subsidiary of the Acquiring Corporation ("Holdings"); and

            (c)   BioTelemetry Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (the "Target Corporation").

          2.     The Agreement and Plan of Reorganization (the "Agreement"), dated as of April 22, 2013, by and among the Acquiring Corporation, Holdings and the Target Corporation, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

          3.     The name of the surviving corporation is CardioNet, Inc. (the "Surviving Corporation").

          4.     The merger is to become effective upon the filing of this certificate of merger (this "Certificate") by the Acquiring Corporation with the Secretary of State of the State of Delaware (the "Effective Time").

          5.     The certificate of incorporation of the Acquiring Corporation in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation from and after the Effective Time.

          6.     The executed Agreement is on file at the principal place of business of the Surviving Corporation located at: 227 Washington Street #210, Conshohocken, Pennsylvania 19428.

          7.     A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

[SIGNATURE PAGE FOLLOWS]

Annex I-8

        IN WITNESS WHEREOF, the Acquiring Corporation has caused this Certificate to be executed and acknowledged as of the date first set out above.

CARDIONET, INC., a Delaware corporation
By:	Name: Title:

[Signature Page to Certificate of Merger—CardioNet, Inc. and BioTelemetry Merger Sub, Inc.]

Annex I-9

Annex II

CERTIFICATE OF INCORPORATION
OF
BIOTELEMETRY, INC.

I.

        The name of this corporation is BioTelemetry, Inc. (the "Company").

II.

        The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of capital stock which the Company shall have authority to issue is two hundred ten million (210,000,000), of which two hundred million (200,000,000) shares shall be Common Stock, having a par value of $0.001 per share (the "Common Stock"), and ten million (10,000,000) shares shall be Preferred Stock, having a par value of $0.001 (the "Preferred Stock").

        B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the "Board of Directors") is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

        C.    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either

Annex II-1

separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

          B.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the filing date of this Certificate of Incorporation (the "Filing Date"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such Filing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such Filing Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          C.    Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

          D.    Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

          E.    Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the

Annex II-2

  Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions which may be set forth in this Certificate of Incorporation (including any certificate of designation that may be filed from time to time); provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of the capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

          F.     The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

          G.    No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Company. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

          H.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

VI.

        A.    The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

        B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        A.    The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI or VII of this Certificate of Incorporation.

VIII.

        The name and mailing address of the incorporator are: CardioNet, Inc., 227 Washington Street, #300, Conshohocken, PA 19428.

* * * *

Annex II-3

        IN WITNESS WHEREOF, the undersigned incorporator, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly set my hand hereto this 11th day of April, 2013.

INCORPORATOR:
CARDIONET, INC.
/s/ PETER FEROLA
Name:	Peter Ferola
Title:	Secretary

Annex II-4

Annex III

BYLAWS
OF
BIOTELEMETRY, INC.

ARTICLE I
OFFICES

        Section 1.    Registered Office.    The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

        Section 2.    Other Offices.    The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
CORPORATE SEAL

        Section 3.    Corporate Seal.    The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III
STOCKHOLDERS' MEETINGS

        Section 4.    Place Of Meetings.    Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the "DGCL").

        Section 5.    Annual Meetings.

          (a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation's notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder's notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5.

          (b)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in clause (iii) of the last sentence of this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal,

Annex III-1

  have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation's voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 14a-4(d) thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (X) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (Y) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (Z) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

          (c)   Notwithstanding anything in the third sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

Annex III-2

          (d)   Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

          (e)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 5. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the 1934 Act.

          (f)    For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

        Section 6.    Special Meetings.

          (a)   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

          (b)   If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than 35 nor more than 120 days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

          (c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 6(c). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by Section 5(b) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting

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  and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

          (d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the 1934 Act.

        Section 7.    Notice Of Meetings.    Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

        Section 8.    Quorum.    At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law or by applicable stock exchange or Nasdaq Stock Market rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the

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majority (plurality, in the case of the election of directors) of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting shall be the act of such class or classes or series.

        Section 9.    Adjournment And Notice Of Adjourned Meetings.    Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 10.    Voting Rights.    For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

        Section 11.    Joint Owners Of Stock.    If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, and the vote is not evenly split on a particular matter, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (b) or (c) shall be a majority or even-split in interest.

        Section 12.    List Of Stockholders.    The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

        Section 13.    Action Without Meeting.    No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

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        Section 14.    Organization.

          (a)   At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

          (b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV
DIRECTORS

        Section 15.    Number And Term Of Office.    The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any reason, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

        Section 16.    Powers.    The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

        Section 17.    Classes of Directors.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Initially, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

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        Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Section 18.    Vacancies.    Unless otherwise provided in the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Section 18 in the case of the death, removal or resignation of any director.

        Section 19.    Resignation.    Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

        Section 20.    Removal.

          (a)   Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

          (b)   Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

        Section 21.    Meetings.

          (a)    Regular Meetings.    Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

          (b)    Special Meetings.    Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the directors then in office.

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          (c)    Meetings by Electronic Communications Equipment.    Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

          (d)    Notice of Special Meetings.    Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

          (e)    Waiver of Notice.    The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

        Section 22.    Quorum And Voting.

          (a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 43 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

          (b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

        Section 23.    Action Without Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 24.    Fees And Compensation.    Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the

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corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

        Section 25.    Committees.

          (a)    Executive Committee.    The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

          (b)    Other Committees.    The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

          (c)    Term.    The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

          (d)    Meetings.    Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

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        Section 26.    Organization.    At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or if the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V
OFFICERS

        Section 27.    Officers Designated.    The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

        Section 28.    Tenure And Duties Of Officers.

          (a)    General.    All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

          (b)    Duties of Chairman of the Board of Directors.    The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. If there is no President or Chief Executive Officer, unless otherwise determined by the Board of Directors, then the Chairman of the Board of Directors shall also serve as the President of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

          (c)    Duties of Chief Executive Officer.    The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

          (d)    Duties of President.    The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President

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  shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

          (e)    Duties of Vice Presidents.    The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

          (f)    Duties of Secretary.    The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

          (g)    Duties of Chief Financial Officer.    The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

        Section 29.    Delegation Of Authority.    The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

        Section 30.    Resignations.    Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

        Section 31.    Removal.    Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

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 ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION

        Section 32.    Execution Of Corporate Instruments.    The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

        All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

        Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        Section 33.    Voting Of Securities Owned By The Corporation.    All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK

        Section 34.    Form And Execution Of Certificates.    The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate, if any, shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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        Section 35.    Lost Certificates.    A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

        Section 36.    Transfers.

          (a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

          (b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

        Section 37.    Fixing Record Dates.

          (a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          (b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 38.    Registered Stockholders.    The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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 ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION

        Section 39.    Execution Of Other Securities.    All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX
DIVIDENDS

        Section 40.    Declaration Of Dividends.    Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

        Section 41.    Dividend Reserve.    Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such

ARTICLE X
FISCAL YEAR

        Section 42.    Fiscal Year.    The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI
INDEMNIFICATION

        Section 43.    Indemnification Of Directors, Officers, Employees And Other Agents.

          (a)    Directors and Officers.    The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person

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  unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

          (b)    Employees and Other Agents.    The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such employee or other persons as the Board of Directors shall determine.

          (c)    Expenses.    The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

          Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 43, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

          (d)    Enforcement.    Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 43 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 43 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or

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  proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 43 or otherwise shall be on the corporation.

          (e)    Non-Exclusivity of Rights.    The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

          (f)    Survival of Rights.    The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g)    Insurance.    To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 43.

          (h)    Amendments.    Any repeal or modification of this Section 43 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

          (i)    Saving Clause.    If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 43 that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

          (j)    Certain Definitions.    For the purposes of this Bylaw, the following definitions shall apply:

            (1)   The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

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            (2)   The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

            (3)   The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 43 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            (4)   References to a "director," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

            (5)   References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 43.

ARTICLE XII
NOTICES

        Section 44.    Notices.

          (a)    Notice To Stockholders.    Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

          (b)    Notice To Directors.    Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

          (c)    Affidavit Of Mailing.    An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or

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  were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

          (d)    Methods of Notice.    It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

          (e)    Notice To Person With Whom Communication Is Unlawful.    Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

          (f)    Notice to Stockholders Sharing an Address.    Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII
AMENDMENTS

        Section 45.    Bylaw Amendments.    Subject to these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE XIV
LOANS TO OFFICERS OR EMPLOYEES

        Section 46.    Loans To Officers Or Employees.    Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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CERTIFICATE OF SECRETARY
OF BIOTELEMETRY, INC.

I HEREBY CERTIFY THAT:

        I am the duly elected and acting Secretary of BioTelemetry, Inc., a Delaware corporation (the "Company"); and

        Attached hereto is a complete and accurate copy of the Bylaws of the Company as duly adopted by the Board of Directors on April 11, 2013 and said Bylaws are presently in effect.

        IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Company this 11th day of April, 2013.

/s/ PETER FEROLA SECRETARY

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